                                                                    EXHIBIT 10.1

                            SHARE PURCHASE AGREEMENT

                                 by and between

                          Triton CSA International B.V.

                                   as "Seller"

                                       and

                                Mobile Mini, Inc.

                                 as "Purchaser"

                           Dated as of March 13, 2006

                                TABLE OF CONTENTS
                          (Not part of this Agreement)

                                                                                           PAGE
                                                                                           ----
ARTICLE I. PURCHASE AND SALE...........................................................     1

   1.01     Purchase and Sale of Shares................................................     1
   1.02     Purchase Price.............................................................     1
   1.03     Closing....................................................................     1
   1.04     Deliveries.................................................................     2
   1.05     Purchase Price Adjustments.................................................     2
   1.06     Discharge of Obligations...................................................     5

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER...................................     6

   2.01     Organization of Seller; Authority and Binding Effect.......................     7
   2.02     Organization of the Subject Companies......................................     7
   2.03     Capitalization; Ownership of Shares........................................     7
   2.04     Subsidiaries...............................................................     8
   2.05     No Violations..............................................................     8
   2.06     Consents and Approvals.....................................................     8
   2.07     Financial Statements.......................................................     8
   2.08     Absence of Changes.........................................................     9
   2.09     Ownership, Possession and Sufficiency of Assets............................    10
   2.10     Litigation.................................................................    12
   2.11     Compliance With Law; Permits...............................................    12
   2.12     Environmental Matters......................................................    12
   2.13     Brokers and Finders........................................................    13
   2.14     Contracts..................................................................    13
   2.15     Intellectual Property......................................................    15
   2.16     Tax Matters................................................................    16
   2.17     Employment Matters - Personnel Information.................................    16
   2.18     Employment Matters - Employee Plans........................................    19
   2.19     Insurance..................................................................    20
   2.20     Books and Records..........................................................    20
   2.21     General Corporate Information..............................................    20
   2.22     Certain Business Practices.................................................    21
   2.23     Office of Foreign Assets Control...........................................    21
   2.24     Export Control.............................................................    21

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................    21

   3.01     Organization...............................................................    22
   3.02     Authority and Binding Effect...............................................    22
   3.03     No Violations..............................................................    22
   3.04     Consents and Approvals.....................................................    22

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
   3.05     Brokers and Finders........................................................    22
   3.06     Absence of Proceedings.....................................................    22
   3.07     Investment Intent..........................................................    23
   3.08     Financial Capability.......................................................    23
   3.09     Due Diligence by Purchaser.................................................    23

ARTICLE IV. COVENANTS..................................................................    23

   4.01     Alternative Proposals......................................................    23
   4.02     Conduct of the Business through the Effective Time.........................    24
   4.03     Access to Information; Confidentiality; Environmental Adjustment...........    25
   4.04     Consents and Approvals.....................................................    27
   4.05     Public Announcements.......................................................    27
   4.06     Employee Benefits Matters..................................................    27
   4.07     Directors' and Officers' Indemnification; Release from Liability...........    28
   4.08     Resignations of Directors and Officers.....................................    30
   4.09     Tax Matters................................................................    30
   4.10     Assignment of Trademarks...................................................    32
   4.11     Covenant Not to Compete....................................................    32
   4.12     Non-Solicitation...........................................................    33
   4.13     2005 Audited Financial Statements; EBITDA Adjustment.......................    33
   4.14     Royal Wolf UK Board Meeting................................................    33

ARTICLE V. CONDITIONS TO CLOSING.......................................................    35

   5.01     Conditions to Obligations of Seller........................................    35
   5.02     Conditions to Obligations of Purchaser.....................................    36

ARTICLE VI. TERMINATION................................................................    38

   6.01     Termination................................................................    38
   6.02     Effect of Termination; Break Fee...........................................    39

ARTICLE VII. INDEMNIFICATION...........................................................    39

   7.01     Survival of Warranties and Covenants.......................................    39
   7.02     Indemnification by Seller..................................................    39
   7.03     Indemnification by Purchaser...............................................    40
   7.04     Tax Indemnification........................................................    40
   7.05     Indemnification Process....................................................    42
   7.06     Limitations on Claims......................................................    43
   7.07     Mitigation.................................................................    44
   7.08     Exclusivity of Indemnification Remedy......................................    44
   7.09     Characterization of Indemnification Payments...............................    45

ARTICLE VIII. DEFINITIONS AND TERMS....................................................    45

   8.01     Specific Definitions.......................................................    45
   8.02     Other Definitional Provisions..............................................    51

ARTICLE IX. GENERAL PROVISIONS.........................................................    52

   9.01     Expenses...................................................................    52
   9.02     Further Assurances.........................................................    52
   9.03     Amendment/Non-Assignment...................................................    52
   9.04     Waiver.....................................................................    52
   9.05     Notices....................................................................    52
   9.06     [Reserved].................................................................    54
   9.07     Applicable Law.............................................................    54
   9.08     No Third Party Rights......................................................    54
   9.09     Counterparts; Facsimile Signatures.........................................    54
   9.10     Severability...............................................................    54
   9.11     Entire Agreement...........................................................    55
   9.12     Arbitration; Process Agents................................................    55
   9.13     Fair Construction..........................................................    55
   9.14     Construction of Certain Provisions.........................................    55
   9.15     Reasonable Consent Required................................................    55

                                LIST OF SCHEDULES

Post-Closing Adjustment Schedule
Discharged Obligations Schedule
Disclosure Schedules
     Capitalization Schedule
     Subsidiaries Schedule
     No Violations Schedule
     Consents and Approvals Schedule
     Financial Statements Schedule
     Certain Changes Schedule
     Assets Schedule
     Litigation Schedule
     Environmental Matters Schedule
     Contracts Schedule
     Intellectual Property Schedule
     Tax Schedule
     Personnel Information Schedule
     Employee Plans Schedule
     Insurance Schedule
     General Corporate Information Schedule
Closing Consents Schedule
D&O Released Parties Schedule
EBITDA Adjustment Schedule
Permitted Lien Schedule

                                LIST OF EXHIBITS

A - Base Form of Escrow Agreement

                             INDEX TO DEFINED TERMS

      Set forth below is an index of certain terms defined in this Share Purchase Agreement. See Article VIII for all other terms used but not elsewhere defined in this Share Purchase Agreement.

                                      TERM                                                     LOCATION
--------------------------------------------------------------------------------   --------------------------------
Actual EBITDA...................................................................                    Section 4.13(b)
Adjustment Amount...............................................................   Post-Closing Adjustment Schedule
Agreed Remediation Amount.......................................................                    Section 4.03(d)
Agreement.......................................................................                       Introduction
Alternative Transaction.........................................................                       Section 4.01
Annual Financial Statements.....................................................                    Section 2.07(a)
Applicable Rate.................................................................                    Section 1.05(g)
Benefit Plans...................................................................                    Section 2.18(a)
Business........................................................................                           Recitals
Closing.........................................................................                       Section 1.03
Closing Date....................................................................                       Section 1.03
Closing Determination...........................................................                    Section 1.05(c)
Closing Financial Statements....................................................                    Section 1.05(c)
Closing Purchase Price..........................................................                    Section 1.04(b)
Competitive Business............................................................                    Section 4.11(a)
Containers......................................................................                    Section 2.09(d)
Container Leases................................................................                    Section 2.14(b)
D&O Indemnitees.................................................................                    Section 4.07(a)
D&O Released Parties............................................................                    Section 4.07(c)
D&O Tail Insurance..............................................................                    Section 4.07(b)
Damages.........................................................................                    Section 7.02(a)
December Determination..........................................................                    Section 1.05(a)
December Determination Financial Statements.....................................                    Section 1.05(a)
Deductible......................................................................                    Section 7.06(a)
Disclosure Schedule.............................................................                         Article II
EBITDA..........................................................................         EBITDA Adjustment Schedule
Effective Time..................................................................                       Section 1.03
85% Condition ..................................................................                    Section 4.13(b)
Escrow Agent....................................................................                    Section 1.04(b)
Escrow Agreement................................................................                    Section 1.04(b)
Estimated EBITDA................................................................                    Section 4.13(a)
ERM.............................................................................                    Section 4.03(d)
ERM Environmental Reports.......................................................                    Section 4.03(d)
Excluded Taxes..................................................................                    Section 7.04(a)
Final Adjustment Amount.........................................................                    Section 1.05(d)
Financial Statements............................................................                    Section 2.07(a)
Foreign Benefit Plan............................................................                   Section 2.18(a)
Indemnification Cap.............................................................                    Section 7.06(b)
Indemnified Party...............................................................                    Section 7.05(a)
Indemnifying Party..............................................................                    Section 7.05(a)

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
Interim Balance Sheets..........................................................       Section 2.07(a)
Interim Financial Statements....................................................       Section 2.07(a)
Lease...........................................................................       Section 2.09(b)
Leased Real Property............................................................       Section 2.09(b)
Limited Environmental Liability Release Agreement...............................       Section 4.03(d)
Management Employee.............................................................          Section 4.12
Non-Registered Intellectual Property............................................       Section 2.15(b)
Outside Date....................................................................       Section 6.01(b)
Owned Intellectual Property.....................................................       Section 2.15(a)
Owned Real Property.............................................................       Section 2.09(c)
Party...........................................................................          Introduction
Per Diem Taxes..................................................................    Section 7.04(c)(i)
Pre-Closing Adjustment Amount...................................................       Section 1.05(b)
Pre-Closing Determination.......................................................       Section 1.05(b)
Pre-Closing Financial Statements................................................       Section 1.05(b)
Preliminary Adjustment Amount...................................................       Section 1.05(c)
Purchase Price..................................................................          Section 1.02
Purchaser.......................................................................          Introduction
Purchaser Indemnified Party.....................................................       Section 7.02(a)
Registered Intellectual Property................................................       Section 2.15(a)
Releasing Parties...............................................................       Section 4.07(c)
Retention Agreements............................................................       Section 4.06(a)
Review Period...................................................................       Section 1.05(d)
Royal Wolf Netherlands..........................................................              Recitals
Royal Wolf UK...................................................................              Recitals
Royal Wolf US...................................................................              Recitals
Royal Wolf US Severance Pay Plan................................................       Section 4.02(d)
RW Insured Parties..............................................................       Section 4.07(b)
Scheduled Consents..............................................................          Section 2.06
Scheduled Contracts.............................................................       Section 2.14(a)
Seller..........................................................................          Introduction
Seller Indemnified Party........................................................       Section 7.03(a)
Seller Updates..................................................................            Article II
Settlement Accountant...........................................................       Section 1.05(d)
Severance Arrangements..........................................................       Section 4.02(d)
Share Purchase..................................................................              Recitals
Shares..........................................................................              Recitals
Statement of Objections.........................................................       Section 1.05(d)
Subject Company.................................................................              Recitals
Subject Company Assets..........................................................          Section 2.09
Subject Company Employees.......................................................       Section 2.18(a)
Subject Company Insurance.......................................................          Section 2.19
Subject Territory...............................................................          Section 4.10
Supporting Binder...............................................................       Section 1.05(e)
Tax Claim.......................................................................       Section 7.04(d)
Third Party Claims..............................................................       Section 7.05(b)

2005 Audit Financial Statements.................................................       Section 4.13(a)
U.S. Benefit Plans..............................................................       Section 2.18(a)
U.S. Pension Plan...............................................................       Section 2.18(b)
U.S. Welfare Plans..............................................................       Section 2.18(d)

                            SHARE PURCHASE AGREEMENT

            THIS SHARE PURCHASE AGREEMENT (this "Agreement"), dated as of March 13, 2006, is made and entered into by and between Mobile Mini, Inc., a Delaware corporation (together with its permitted assignees, "Purchaser"), and Triton CSA International B.V., a company organized under the laws of the Netherlands ("Seller"). Purchaser and Seller are sometimes individually referred to herein as a "Party" and collectively as the "Parties."

                                    RECITALS

            WHEREAS, Seller owns all of the issued and outstanding share capital (the "Shares") of A Royal Wolf Portable Storage, Inc., a California corporation ("Royal Wolf US"), Royalwolf Trading (UK) Limited, a limited company organized under the laws of England and Wales ("Royal Wolf UK") and Royal Wolf Containers B.V., a company organized under the laws of the Netherlands ("Royal Wolf Netherlands"; Royal Wolf US, Royal Wolf UK and Royal Wolf Netherlands and/or their Subsidiaries are sometimes individually referred to herein as a "Subject Company" and collectively as the "Subject Companies);

            WHEREAS, the Subject Companies are engaged in the business of portable storage unit leasing (the "Business"); and

            WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of Seller's right, title and interest in and to the Shares on the terms and conditions contained herein (the "Share Purchase").

            NOW THEREFORE, in consideration of the foregoing and the respective warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I.
                                PURCHASE AND SALE

            1.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the Shares.

            1.02 Purchase Price. The aggregate price to be paid by Purchaser for the Shares shall be $52,500,000 (the "Purchase Price"), subject to adjustment pursuant to Sections 1.05, 4.03(d), and 4.13(b).

            1.03 Closing. The closing of the Share Purchase (the "Closing") will take place at 2:00 p.m. Rotterdam time on the last day of the calendar month in which satisfaction or waiver (as permitted by this Agreement) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions on the Closing Date) set forth in Article V occurs; provided, however, that if such day is not a Business Day, then the Closing shall occur on the immediately preceding Business Day (such date being the "Closing Date"). The Closing will be deemed to be effective, and title and all risk of loss of the Shares shall pass from Seller to Purchaser, at 11:59 p.m. Rotterdam time on the last day of the calendar month in which the Closing occurs, such time being the "Effective Time," unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of Seller in Rotterdam, located at the address set forth in Section 9.05, unless another place is agreed to in writing by the Parties.

            1.04 Deliveries. At the Closing:

                  (a) Seller shall deliver, or cause to be delivered, to Purchaser, the certificates evidencing the Shares along with duly executed share transfer forms in favor of Purchaser;

                  (b) Purchaser shall pay the Purchase Price, as same may be adjusted by the Pre-Closing Adjustment Amount and pursuant to Sections 4.03(d) and 4.13(b) (the "Closing Purchase Price"), by delivery of (i) the Closing Purchase Price, less an amount equal to the Indemnification Cap (as the Indemnification Cap may be reduced pursuant to Section 4.03(d)), delivered by wire transfer of immediately available Dollar funds to an account designated by Seller, and (ii) an amount equal to the Indemnification Cap (as the Indemnification Cap may be reduced pursuant to Section 4.03(d)) by wire transfer of immediately available Dollar funds to a financial institution reasonably satisfactory to Purchaser and Seller (the "Escrow Agent") with directions to retain, hold and dispose of these funds in accordance with the terms of a mutually acceptable Escrow Agreement between the Parties based substantially in the form attached as Exhibit A hereto (the "Escrow Agreement") to fund the payment of any liability of Seller to Purchaser arising under Article VII of this Agreement. The Escrow Agreement shall provide that a portion of the escrowed amount be released to Seller on the first annual anniversary of the Closing Date. The amount to be released to Seller will be fifty percent (50%) of the difference between the original escrow amount and the sum of claims paid from the escrow plus the amount of claims then outstanding that are unresolved and unpaid. The remainder of the escrow amount (less the amount of unresolved claims made but not paid) will be released on the 18-month anniversary of the Closing Date.

                  (c) Each Party shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Party pursuant to Article V or the other provisions of this Agreement.

            1.05 Purchase Price Adjustments.

                  (a) The Purchase Price shall be subject to adjustment in accordance with the terms and conditions of this Section 1.05 and the Post-Closing Adjustment Schedule. For illustrative purposes, appended as Annex A to the Post-Closing Adjustment Schedule is a calculation of the Adjustment Amount (as such term is defined in the Post-Closing Adjustment Schedule) based on the accompanying unaudited financial statements of each Relevant Entity as of December 31, 2005 (said calculation being referred to herein as the "December Determination; said accompanying financial statements being referred to herein as the December Determination Financial Statements").

                  (b) Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser unaudited financial statements as of the last day of the calendar month immediately preceding the calendar month in which the Closing Date takes place for each Relevant Entity of the types comprising the December Determination Financial Statements (the "Pre-Closing Financial Statements") and a written determination (the "Pre-Closing Determination") of the Adjustment Amount based on the Pre-Closing Financial Statements (the "Pre-Closing Adjustment Amount"), in each case expressed in Dollars. The Pre-Closing Determination and Pre-Closing Financial Statements shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used in the preparation of the December Determination and December Determination Financial Statements, respectively.

                  (c) Within sixty (60) days after the Closing Date, Seller shall prepare and deliver to Purchaser unaudited financial statements as of the Effective Time for each Relevant Entity of the types comprising the December Determination Financial Statements (the "Closing Financial Statements") and a written determination (the "Closing Determination") of the Adjustment Amount based on the Closing Financial Statements (the "Preliminary Adjustment Amount"), in each case expressed in Dollars. The Closing Determination and Closing Financial Statements shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used in the preparation of the December Determination and December Determination Financial Statements, respectively. After the Closing Date, at Seller's request, Purchaser shall assist Seller and its Representatives in the preparation of the Closing Financial Statements and the Closing Determination. Purchaser shall provide Seller and its Representatives any information reasonably requested and shall provide them full access at all reasonable times to the properties, books, records and other materials of each Relevant Entity and the personnel of, and work papers prepared by or for Purchaser, the Relevant Entities or their respective accountants, including, without limitation, to such historical financial information relating to the Relevant Entities as Seller may reasonably request in connection with Seller's preparation and delivery of the Closing Determination in accordance with this Section 1.05.

                  (d) Upon receipt of the Closing Determination, Purchaser shall have sixty (60) days (the "Review Period") to review such Closing Determination and related Closing Financial Statements. If Purchaser has accepted such Closing Determination and related Closing Financial Statements in writing or has not given written notice to Seller setting forth in reasonable detail any objection of Purchaser to such Closing Determination and related Closing Financial Statements (a "Statement of Objections") prior to the expiration of the Review Period, then such Closing Determination and Closing Financial Statements shall be final and binding upon the Parties, and the Preliminary Adjustment Amount shall be deemed the Adjustment Amount as of the Effective Time (the "Final Adjustment Amount"). In the event that Purchaser delivers a Statement of Objections during the Review Period, the Parties shall use their reasonable efforts to agree on the Adjustment Amount within thirty (30) days following the receipt by Seller of the Statement of Objections. If the Parties are unable to reach an agreement as to such amount within such thirty (30) day period, then the matter shall be submitted to PricewaterhouseCoopers LLP, or such other "Big 4" accountant as shall be mutually agreed between the Parties (such accountant, the "Settlement Accountant"), who, acting as an expert and not as an arbitrator, shall resolve the matters still in dispute, but only such matters, and shall adjust the Closing Determination and related Closing Financial Statements in accordance with this Section 1.05 to reflect such resolution and establish the Final Adjustment Amount. The Settlement Accountant shall make such determination within forty (40) days following the engagement of the Settlement Accountant, and such determination shall be final and binding upon the Parties. Either Party may seek to enforce the Settlement Accountant's determination in a court of competent jurisdiction and any disputes with respect to the matters relating to this Section 1.05 shall not be subject to arbitration under Section 9.12. Each Party will bear fifty percent (50%) of the fees, charges and expenses of the Settlement Accountant, unless the Final Adjustment Amount is within (10%) of the Preliminary Adjustment Amount, in which event one hundred percent (100%) of the fees, charges and expenses of the Settlement Accountant shall be borne (x) by Seller if the Adjustment Amount is positive, or (y) by Purchaser if the Adjustment Amount is negative.

                  (e) The scope of any dispute to be resolved by the Settlement Accountant shall be limited to whether the amounts set forth on the Closing Determination and related Closing Financial Statements were prepared in a manner consistent with the December Determination and the December Determination Financial Statements (i.e., in accordance with the consistent application of the same accounting principles, practices, methodologies and policies used in the preparation of the December Determination and the December Determination Financial Statements), and whether there were mathematical errors in the Closing Determination or the Closing Financial Statements. The Parties acknowledge that the sole purpose of the Closing Determination is to adjust the Purchase Price pursuant to the methodology set forth on the Post-Closing Adjustment Schedule as of the Effective Time and such purpose can only be fulfilled if the calculation of the Closing Determination and the preparation of the related Closing Financial Statements is done using the same accounting principles, practices, methodologies and policies as were used in the calculation of the December Determination and the preparation of the December Determination Financial Statements. In resolving a dispute relating to the Adjustment Amount or any particular item in the Closing Determination or Closing Financial Statements, the Settlement Accountant may not assign a value to the Adjustment Amount or any such particular item greater than the greatest value for the Adjustment Amount or such item claimed by either Party or less than the smallest value for the Adjustment Amount or such item claimed by either Party, in each case as presented to the Settlement Accountant. Within ten (10) days after the engagement of the Settlement Accountant, each of the Parties shall present to the Settlement Accountant, with a copy to the other Party, their respective positions with respect to the items set forth in the Statement of Objections in the form of a written binder of supporting materials (the "Supporting Binder") and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed by any Party (or any of its Representatives) and the Settlement Accountant; provided, that, at the Settlement Accountant's request, or as mutually agreed by the Parties, the Parties may meet with the Settlement Accountant so long as Representatives of both the Parties are present.

                  (f) Each of the Parties shall make readily available to the Settlement Accountant, with a copy to the other Party, all available relevant work papers and books and records relating to the Relevant Entities as are reasonably requested by the Settlement Accountant and shall use reasonable efforts to cooperate with, and do all things reasonably practicable to assist, the Settlement Accountant in resolving any disputed matters. Following the Effective Time, any action the Purchaser may take, or cause to be taken, with respect to the accounting books and records of the Relevant Entities on which the Closing Determination and the related Closing Financial Statements are to be based that is not consistent with the accounting principles, practices, methodologies and policies of the Relevant Entities shall not be effective for the purpose of determining the Final Adjustment Amount. Without limiting the generality of the foregoing, no change made, or caused to be made, by Purchaser in any reserve or other account existing as of the date of the December Determination Financial Statements that is not a result of events occurring after the date of the December Determination Financial Statements and made in a manner consistent with the accounting principles, practices, methodologies and policies of the Relevant Entities used in connection with the preparation of the December Determination Financial Statements shall be effective for the purpose of determining the Final Adjustment Amount.

                  (g) In the event that the Final Adjustment Amount is greater than the Pre-Closing Adjustment Amount, the Purchase Price shall be increased by, and Purchaser shall pay to Seller, within five (5) Business Days following the determination of the Final Adjustment Amount pursuant to Section 1.05(d), an amount equal to the excess of the Final Adjustment Amount over the Pre-Closing Adjustment Amount, together with interest thereon for the period from the Closing Date to (and including) the date of payment, at the "Prime Rate" quoted in the "Money Rates" section of The Wall Street Journal (the "Applicable Rate"), by wire transfer of immediately available Dollar funds to one or more accounts designated by Seller.

                  (h) In the event that the Final Adjustment Amount is less than the Pre-Closing Adjustment Amount, the Purchase Price shall be reduced by, and Seller shall pay to Purchaser, within five (5) Business Days following the determination of the Final Adjustment Amount pursuant to Section 1.05(d), an amount equal to the excess of the Pre-Closing Adjustment Amount over the Final Adjustment Amount, together with interest thereon for the period from the Closing Date to (and including) the date of payment, at the Applicable Rate, by wire transfer of immediately available Dollar funds to one or more accounts designated by Purchaser.

            1.06 Discharge of Obligations.

                  (a) On or before the Closing Date, Seller shall cause the Subject Companies to cause to be paid, discharged in full or otherwise satisfied and released, and shall deliver satisfactory releases, and terminations of any security interest held in respect of, or other evidence thereof reasonably satisfactory to Purchaser, such deliveries to be made as promptly as practicable following the date on which such releases and terminations are received by Seller and in any event on the Closing Date, (i) all Indebtedness of the Subject Companies, (ii) those operating leases listed on the Discharged Obligations Schedule, and (iii) any debt or liabilities or any other inter-company arrangement owed by any of the Subject Companies to Seller or any Affiliate of Seller (other than a Subject Company). All documents evidencing obligations under subsections (i), (ii) and (iii) of this Section 1.06 are listed on the Discharged Obligations Schedule attached hereto.

                  (b) On or before the Closing Date, Seller shall also cause any Affiliate of Seller (other than a Subject Company) to cause to be paid, discharged in full or otherwise satisfied and released, and shall deliver evidence thereof reasonably satisfactory to Purchaser, any inter-company debt or liabilities owed by any of such Affiliates to any of the Subject Companies (i) without any residual or continuing obligation or liability on the part of any of the Subject Companies, (ii) which action shall not result in any equity or debt securities of any of the Subject Companies being issued to an entity other than Seller and (iii) so that immediately prior to Closing, all of the issued and outstanding capital stock of the Subject Companies shall be held by Seller.

                                  ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser that as of the date of this Agreement the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule delivered by Seller prior to the execution of this Agreement (the "Disclosure Schedule") or as otherwise expressly contemplated by this Agreement. Whether or not specifically required by the specific terms of this Article II or otherwise, Seller may modify its representations and warranties contained in this Agreement by disclosing relevant facts on the Disclosure Schedule; provided, however, that for any such disclosure to be effective, it must indicate the specific Section or Subsection of this Agreement to which it relates. The disclosure of any information in the Disclosure Schedule shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

      No later than five (5) Business Days prior to the Closing Date, Seller may supplement or amend the Disclosure Schedule in writing with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule or in the representations and warranties of Seller herein which have been rendered inaccurate by such matter (the "Seller Updates"); provided, however, that with respect to any matters that constitute a Material Adverse Effect, Seller shall deliver a Seller Update promptly after the occurrence of the matter. In any event, if any Seller Update is made and the Purchaser has not, in its reasonable discretion, had an adequate opportunity to review and investigate the matter disclosed as of the scheduled Closing Date, notwithstanding any other provision of this Agreement to the contrary, the Purchaser may postpone the Closing Date for up to ten (10) days. In the event the Closing occurs, the relevant representations and warranties of Seller to which the Seller Updates relate shall be amended to the extent set forth in the Seller Update. In the event that an individual Seller Update or more than one Seller Update in the aggregate constitutes a Material Adverse Effect, the Purchaser may, at its sole election, notify Seller in writing that it is terminating this Agreement. Upon timely delivery of Purchaser's proper notice of its election to terminate this Agreement to Seller pursuant to the immediately preceding sentence, all duties and obligations of Purchaser and Seller under this Agreement to consummate the transactions contemplated by this Agreement shall terminate and be null and void ab initio.

            2.01 Organization of Seller; Authority and Binding Effect. Seller is a company validly existing and in good standing under the laws of the Netherlands. Seller has all requisite corporate power and authority to execute and deliver this Agreement and all other certificates, agreements or other documents to be executed and delivered by Seller pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action of Seller and no additional authorization on the part of Seller is necessary in connection with the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Seller, and this Agreement is a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

            2.02 Organization of the Subject Companies. Each Subject Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own its properties and to carry on the Business as it is now being conducted. Each Subject Company is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or ownership of its properties makes such qualification necessary, except where the failure to have such power or authority, to be in good standing or to be duly qualified to transact business, would not reasonably be expected to result in a Material Adverse Effect. Seller has made available to Purchaser correct and complete copies of each Subject Company's organizational and constitutional documents, which documents reflect all amendments made thereto at any time on or prior to the date hereof. Correct and complete copies of the minute books containing the records of actions of the shareholders and board of directors of each Subject Company held at any time on or prior to the date hereof, the share register, and the share transfer ledger of each Subject Company have been made available to Purchaser. Each Subject Company has filed all returns, particulars, resolutions and other documents required by the relevant company registrar under the law of its jurisdiction of incorporation. Each Subject Company is not in default under or in violation of any provision of its organizational documents.

            2.03 Capitalization; Ownership of Shares.

                  (a) The authorized and issued share capital of each Subject Company is set forth on the Capitalization Schedule. At the Closing, the Shares being sold hereunder will constitute all of the issued and outstanding share capital of the Subject Companies. All of the issued and outstanding Shares have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth on the Capitalization Schedule and except for this Agreement and the transactions contemplated hereby, at the Closing, there will be no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Subject Company to issue, sell, or otherwise cause to become outstanding any share capital of such Subject Company. Except for this Agreement and the transactions contemplated hereby, at the Closing, there will be no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Subject Companies.

                  (b) Seller is the owner, beneficially and of record, of the Shares. At the Closing, Seller will transfer the Shares to Purchaser, free and clear of any Liens (other than Liens created by Purchaser).

            2.04 Subsidiaries. The Subsidiaries Schedule sets forth a true and complete list of each Subject Company as of the date hereof, including the jurisdiction of organization of such Subject Company, any jurisdictions in which any such Subject Company is qualified to do business as a foreign entity, and the authorized (if applicable) and outstanding stock of each such Subject Company. All of the outstanding shares of each such Subject Company are duly and validly issued and are owned as set forth on the Subsidiaries Schedule, free and clear of any Liens (other than as may be set forth in the applicable organizational documents of such Subsidiary or identified on the Subsidiaries Schedule) and, if applicable, are fully paid and nonassessable. Except as set forth on the Subsidiaries Schedule and except for this Agreement and the transactions contemplated hereby, at the Closing, there will be no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Subject Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. Except as set forth on the Subsidiaries Schedule, at the Closing, there will be no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subject Company.

            2.05 No Violations. Except as set forth on the No Violations Schedule, and subject to obtaining the Scheduled Consents, the execution and delivery of this Agreement by Seller, and the performance and consummation of the transactions contemplated by this Agreement by Seller, do not and will not
(a) conflict with or violate any provision of the organizational documents of Seller or any Subject Company, (b) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller or any Subject Company under, any material Contract, or (c) to the knowledge of Seller, materially violate or result in a breach of or constitute a default under any Law applicable to Seller or any Subject Company.

            2.06 Consents and Approvals. Except for any Consent required under applicable Laws relating to competition and for Consents set forth on the Consents and Approvals Schedule (the "Scheduled Consents"), no Consent is required to be obtained by Seller or any Subject Company in connection with the execution, delivery and performance of this Agreement by Seller or, to the extent a party hereto or thereto, any Subject Company, except for any Consent the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

            2.07 Financial Statements.

                  (a) Seller has made available to Purchaser (i) (A) the audited year-end reporting package and related schedules of Royal Wolf US at December 31, 2004, (B) the audited financial statements of Royal Wolf UK for the years ended December 31, 2004, 2003 and 2002, and (C) the reviewed financial statements of Royal Wolf Netherlands for the year ended December 31, 2004 and the compiled financial statements of Royal Wolf Netherlands for the years ended December 31, 2003 and 2002 (the balance sheets and other financial statements referred to in this clause 2.07(a)(i) are collectively referred to herein as the "Annual Financial Statements") and (ii) (A) the unaudited balance sheet of Royal Wolf US as of December 31, 2005 and related statements of cash flow and income for the year then ended, (B) the unaudited balance sheet of Royal Wolf UK as of December 31, 2005 and related statements of cash flow and income for the year then ended, and (C) the unaudited balance sheet of Royal Wolf Netherlands as of December 31, 2005 and related statements of cash flow and income for the year then ended (the balance sheets referred to in this clause 2.07(a)(ii) are collectively referred to herein as the "Interim Balance Sheets"; the Interim Balance Sheets and other financial statements referred to in this clause 2.07(a)(ii) are collectively referred to herein as the "Interim Financial Statements"; the Interim Financial Statements and the Annual Financial Statements are collectively referred to herein as the "Financial Statements"). Except as set forth on the Financial Statements Schedule, each Financial Statement has been prepared in accordance with GAAP consistently applied throughout the periods covered by such Financial Statement (except for any changes in application set forth in the notes to such Financial Statement), and presents fairly, in all material respects, the financial position, consolidated or non-consolidated, as the case may be, of the subject Relevant Entity and its consolidated Subsidiary (if any) as of such dates and the results of operations and cash flows for the respective periods then ended, as applicable, subject to, in the case of each Interim Financial Statement, the absence of notes and schedules, and year end adjustments that will not be material.

                  (b) The Subject Companies do not have any material Liabilities required by GAAP to be reflected on a balance sheet except: (i) Liabilities reflected or reserved against on the Interim Balance Sheets; (ii) Liabilities which have arisen after the date of the Interim Balance Sheets in the ordinary course of business or otherwise in accordance with the terms and conditions of this Agreement, and (iii) Liabilities disclosed as such elsewhere in this Agreement or the Schedules and Exhibits hereto.

            2.08 Absence of Changes. Except as disclosed on the Certain Changes Schedule, between the date of the Interim Balance Sheets and the date hereof, the Subject Companies have conducted their operations and affairs only in the ordinary and normal course consistent with past practice, and during such period there has not been any Material Adverse Change. Without limiting the generality of the foregoing, and except as disclosed on the Certain Changes Schedule, between the date of the Interim Balance Sheets and the date hereof, other than in the ordinary course of business, the Subject Companies have not:

                  (a) commenced or entered into arrangements for capital expenditures in excess of $100,000, individually or in the aggregate, other than purchases of Containers not in excess of $500,000;

                  (b) disposed of any capital assets if the greater of the book value or the fair market value, individually or in the aggregate, of such assets exceeds $100,000, other than disposals of Containers not in excess of $500,000, or incurred, created or assumed any Lien on any individual capital asset if the greater of the book value or the fair market value of such capital asset exceeds $500,000, other than Permitted Liens;

                  (c) entered into any Contract (including any hedging arrangement or other derivative transaction) in excess of $100,000 in the aggregate, or incurred any Indebtedness in excess of $100,000 in the aggregate;

                  (d) increased the salary, wage, rate of compensation, commission, bonus or other direct or indirect remuneration payable to, or other compensation of, any executive officer or any other employee of the Subject Companies in excess of three percent (3%) or entered into any Contract in respect of any such increase except as specifically identified by officer or employee on the Certain Changes Schedule, nor amended, adopted or terminated any Benefit Plan that would increase the liability of such Subject Company or entered into any collective bargaining agreement covering Subject Company Employees;

                  (e) amended in any material respect any Scheduled Contract that would materially and adversely affect the use and enjoyment thereof by Purchaser, or terminated any of the Scheduled Contracts other than pursuant to its terms or defaulted in the performance of any material covenant or obligation thereunder which default was not cured within any applicable grace period;

                  (f) made any material change in any accounting principle, practice, policy or method, other than as required by GAAP or any applicable Law;

                  (g) merged with or into or consolidated with any other Person or acquired any business or assets (other than inventory) of any other Person;

                  (h) amended its certificate of incorporation, memorandum of association, bylaws or similar organizational documents;

                  (i) purchased or entered into any other agreement or obligation to purchase any securities of, or interests in, any Person;

                  (j) issued or sold any capital stock or other securities, options, warrants, calls or other rights to acquire such stock;

                  (k) engaged in any transactions with any of the other Subject Companies, Seller or any Affiliate of Seller; or

                  (l) agreed or committed to do any of the foregoing.

            2.09 Ownership, Possession and Sufficiency of Assets.

                  (a) Except as set forth on the Assets Schedule, the Subject Companies have good and valid title to, or a valid right to use, the assets shown on the Interim Balance Sheets or acquired after the date thereof, free and clear of all Liens other than Permitted Liens, except for assets which were disposed of in the ordinary course of business since the date of the Interim Balance Sheets.

                  (b) The Assets Schedule lists all real property leases, licenses or tenancies to which any Subject Company is a party (the "Leased Real Property"). A true, complete, and correct copy of each lease (and all amendments thereto) pertaining to the Leased Real Property has previously been made available to Purchaser. The relevant Subject Company holds good and valid leasehold title to or license or permission to occupy the Leased Real Property, in each case, in accordance with the provisions of the applicable lease, license, tenancy or sublease for such Leased Real Property (each, a "Lease") and free of all Liens, except for Permitted Liens. Except as set forth on the Assets Schedule: (i) all of the Leases to which any Subject Company is a party are in full force and effect and grant the leasehold estates or rights of occupancy or use they purport to grant;
(ii) to the knowledge of Seller, the occupancy by the relevant Subject Company under each Lease is in compliance with all applicable Laws relating to such occupancy and use; and (iii) there are no pending or, to the knowledge of Seller, threatened litigation, dispute or condemnation proceedings with respect to the Leased Real Property. Except as identified on the Assets Schedule or for such occurrences or defaults that would not reasonably be expected to have a Material Adverse Effect, there are no existing defaults on the part of any Subject Company or, to the knowledge of Seller, any other party under any Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a default on the part of any Subject Company or, to the knowledge of Seller, any other party under any Lease.

                  (c) No Subject Company owns any real property. No Subject Company has any actual or contingent liability in respect of any land or buildings that have, at any time, been leased, owned or occupied by a Subject Company but which are no longer leased, owned or occupied by a Subject Company, relating to any such formerly leased or owned real property.

                  (d) Except for those disposed of in the ordinary course of business or as otherwise permitted by this Agreement, the Subject Companies shall, on the Closing Date, own or possess all assets owned by, leased and/or licensed to the Subject Companies on the date of this Agreement, and all assets acquired thereafter as permitted or contemplated by this Agreement (such assets, inclusive of the Leased Real Property, hereafter referred to as the "Subject Company Assets"). The Subject Company Assets constitute all of the assets necessary to operate the Business in all material respects as it is presently being conducted. Except for those assets disposed of after the date of the Interim Balance Sheets or acquired after the date of the Interim Balance Sheets, in each case in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement, all material Subject Company Assets owned by the Subject Companies are reflected on the Interim Balance Sheets. All Subject Company Assets used in connection with the Business of each of the Subject Companies are in normal operating condition to operate the Business as it is presently conducted, except where the failure to be in such condition would not materially interfere with the operation of the Business as presently conducted. The Subject Companies have good and valid title to the Subject Company Assets which they purport to own or lease, free and clear of any Liens, except for Permitted Liens. All of the Subject Company Assets that consist of portable storage containers, portable offices (collectively, the "Containers") or container or office delivery equipment are located either at the premises of the lessee identified in the pertinent lease agreement therefor, or are in the possession of the relevant Subject Company or a bailee as reflected in the books and records of the relevant Subject Company. At the Effective Time, the Subject Companies shall have good and valid title to the Subject Company Assets which they purport to own, free and clear of any Liens, except for Permitted Liens (other than any Liens referred to in Clause (g), (i) or (j) in the definition thereof, Liens referred to in clause (a) of the definition thereof of the type referred to in said clause (g), (i), or (j), and any extensions, renewals and replacements of any such Liens)

                  (e) All of the accounts receivable of the Subject Companies reflected on the Interim Balance Sheets of the Subject Companies are, and those existing as of the Effective Time will be, the result of bona fide transactions of the Business in the ordinary course. Except as set forth on the Assets Schedule, since February 28, 2006, there have not been any write-offs as uncollectible of any accounts receivable of any Subject Company, individually in excess of $250 or, in the aggregate, in excess of $2,500.

            2.10 Litigation. Except as set forth on the Litigation Schedule, there is no Proceeding pending or, to the knowledge of Seller, threatened, whether by or before any Governmental Authority or otherwise, against Seller or any Subject Company which, if adversely determined, would reasonably be expected to have a Material Adverse Effect. Except as set forth on the Litigation Schedule, there are no Judgments rendered against Seller or any Subject Company or any of their respective properties or businesses that would reasonably be expected to have a Material Adverse Effect.

            2.11 Compliance With Law; Permits. Except for matters that are the subject of the representations and warranties in Sections 2.12, 2.15, 2.16, 2.17 and 2.18, to the knowledge of Seller, the Subject Companies are in compliance with all Laws applicable to their respective businesses as currently conducted, except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect and except for Permits relating to matters that are the subject of the representations and warranties in Sections 2.12, 2.15, 2.16, 2.17 and 2.18, each Subject Company holds, owns or possesses all Permits required to conduct its business as currently conducted, which Permits are valid and in full force and effect. Except as would not reasonably be expected to have a Material Adverse Effect, each Subject Company is in compliance with its obligations under such Permits.

            2.12 Environmental Matters. Except as set forth on the Environmental Matters Schedule:

                  (a) Each Subject Company is in compliance with all applicable Environmental Laws, except for instances of noncompliance that, individually or in the aggregate, will not constitute a Material Adverse Effect;

                  (b) Each Subject Company is in possession of, and in compliance with, all permits, certificates, licenses, approvals, tariffs and other authorizations of or issued by Governmental Authorities required by applicable Environmental Laws relating to the operations of the Subject Company, except for permits which are not possessed or instances of noncompliance that, individually or in the aggregate, will not constitute a Material Adverse Effect;

                  (c) There are no current Environmental Claims pending, or to Seller's knowledge threatened, against a Subject Company;

                  (d) No Subject Company has either expressly or, to Seller's knowledge, by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Claims; and

                  (e) Except for instances that individually or in the aggregate will not constitute a Material Adverse Effect, to Seller's knowledge, no Environmental Lien has attached to any property leased by a Subject Company for which Seller or the Subject Company has any material liability.

            2.13 Brokers and Finders.

                  Other than CIBC World Markets Corp., whose fees shall be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller and/or any Subject Company entitled to any fee or commission from Seller and/or any Subject Company in connection with the transactions contemplated by this Agreement.

            2.14 Contracts.

                  (a) Except for the contracts set forth on the Contracts Schedule (the "Scheduled Contracts") or as contemplated by this Agreement, no Subject Company is a party to:

                        (i) any contract that involves the purchase or sale of goods or services to Seller or any Affiliate of Seller after the Closing or any other contract with a value, or involving payments by or to such Subject Company of more than $100,000 per year and that is not terminable by such Subject Company upon less than twelve (12) months' notice;

                        (ii) any employment or consulting agreement having a remaining term of at least one (1) year and requiring payments of base salary in excess of $25,000 per year or aggregate payments under any such agreement in excess of $25,000;

                        (iii) any stock option, share purchase, profit sharing, deferred compensation, bonus or other incentive compensation contract, plan or arrangement;

                        (iv) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money (including, without limitation, capitalized lease obligations), or any guarantee of third party obligations, of more than $500,000 in the aggregate, but excluding intercompany indebtedness solely between or among the Subject Companies;

                        (v) collective bargaining agreements with any labor unions or associations representing Subject Company Employees;

                        (vi) any leases of real or personal property as lessee with an annual base rental obligation of more than $100,000 or a total remaining rental obligation of more than $500,000, but excluding leases solely between or among the Subject Companies;

                        (vii) any agreement pursuant to which such Subject Company has licensed as licensee third party software material to the Business, except for widely available third party software which is of an "off-the-shelf" nature and not modified or customized;

                        (viii) any material limited liability company, joint venture or partnership agreements;

                        (ix) any agreement materially limiting the freedom of any of the Subject Companies from engaging in any line of business in any geographic area or to compete with any Person;

                        (x) any agreement which provides for an outstanding loan or advance (excluding advances for travel and entertainment expenses made in accordance with such Subject Company's customary policies for such advances) in an amount in excess of $25,000 to any shareholder, director, or executive officer of such Subject Company;

                        (xi) any agreement with Seller or any Affiliate of Seller which is not a Subject Company;

                        (xii) any agreement providing for a Lien (other than a Permitted Lien) upon a material portion of the assets of such Subject Company; or

                        (xiii) any agreements with suppliers, or distribution or sale contracts which involve payments in excess of $500,000 per year and which are not terminable by the Subject Company party thereto upon less than twelve
(12) months' notice.

                  (b) The Contracts Schedule sets forth a true, complete and correct list of all customers under all leases and other agreements, both written and oral, to which a Subject Company is a party and pursuant to which a customer leases or otherwise has possession of a Container (collectively, the "Container Leases") along with a description of Containers associated with such customers.

                  (c) Except as set forth on the Contracts Schedule, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all of the Scheduled Contracts and Container Leases are in full force and effect and constitute legal and binding obligations of the Subject Company party thereto, and (ii) neither the Subject Company party thereto nor, to the knowledge of Seller, any other party is in breach of or default under, and, to the knowledge of Seller, no event has occurred which with notice or lapse of time, or both, would become a breach of or default under, any Scheduled Contract or Container Lease. Except as set forth on the Contracts Schedule or the Consents and Approvals Schedule, neither Seller nor any Subject Company has received written notice of the intention of any other party to such Scheduled Contract or Container Lease to cancel, terminate or renegotiate any such Scheduled Contract or Container Lease except pursuant to the express terms thereof.

                  (d) Seller has made available to Purchaser true and correct copies of all written Scheduled Contracts and Container Leases and true and complete descriptions of all non-written Scheduled Contracts and Container Leases which are disclosed on the Contracts Schedule, in each case together with all amendments, waivers, or other changes thereto.

                  (e) Seller has not received written notice that any of the five (5) largest customers of any Subject Company (measured by annualized lease revenue under Container Leases as of the date hereof) intend to cease leasing Containers or to alter materially the amount of the Container rental business any such customer is presently doing with any Subject Company.

                  (f) Except as set forth on the Contracts Schedule, there are no fixed price purchase options at the end of lease term or any arrangement whereby portions of rental payments may be credited towards the purchase of a Container.

                  (g) Except as set forth on the Contracts Schedule, no Subject Company has committed to make available to any Person any Containers except pursuant to an existing lease under usual and customary terms, nor committed to make any Containers available for sale, lease or use at special rates or without charge to any charity or non-profit organization or event.

            2.15 Intellectual Property.

                  (a) The Intellectual Property Schedule lists all patents, registered trademarks, registered service marks and registered copyrights and all applications for registration for any of the foregoing owned by any Subject Company that are material to the Business (collectively, the "Registered Intellectual Property"). Except as set forth on the Intellectual Property Schedule and for matters that would not reasonably be expected to have a Material Adverse Effect, (i) the right, title or interest of each Subject Company in each item of its Registered Intellectual Property and other Intellectual Property which such Subject Company owns that is material to the Business (collectively, "Owned Intellectual Property") is free and clear of Liens, except for Permitted Liens, (ii) there is no material claim against any Subject Company by any Person or any Proceeding pending against any Subject Company or, to the knowledge of Seller, threatened against any Subject Company which challenges the validity or enforceability of the Registered Intellectual Property or the rights of such Subject Company to continued use of the Owned Intellectual Property; and (iii) Seller has no knowledge of any infringement or improper use by any third party of the Owned Intellectual Property which infringement or use would reasonably be expected to have a Material Adverse Effect.

                  (b) Except as set forth on the Intellectual Property Schedule and for matters that would not reasonably be expected to have a Material Adverse Effect, with respect to any non-registered trademarks, service marks, or copyrights owned by any Subject Company and necessary to the conduct of the Business (the "Non-Registered Intellectual Property"), (i) the right, title or interest of each Subject Company in each item of its Non-Registered Intellectual Property is free and clear of Liens, except for Permitted Liens, (ii) there is no material claim by any Person or any Proceeding pending against any Subject Company or, to the knowledge of Seller, threatened against any Subject Company that challenges the use of any of the Non-Registered Intellectual Property by the Subject Company using same, or the rights of such Subject Company to continued use of the Non-Registered Intellectual Property; and (iii) Seller has no knowledge of any infringement or improper use by any third party of the Non-Registered Intellectual Property which infringement or improper use would reasonably be expected to have a Material Adverse Effect. To Seller's knowledge, no Subject Company has taken or omitted to take any action which action or omission to act would have the effect of waiving any material rights in or to any item of Non-Registered Intellectual Property which is necessary to the conduct of the Business.

            2.16 Tax Matters. Except as set forth on the Tax Schedule:

                  (a) the Subject Companies have filed with the appropriate taxing or other Governmental Authorities all Income Tax and other material Tax Returns required to be filed through the date hereof, and all Taxes shown as due on such Tax Returns are correct as to amount and have been paid. No Subject Company has requested any extension of time within which to file any such Tax Returns which is currently in effect. Seller has made available to Purchaser copies of all Income Tax Returns of the Subject Companies for their last three
(3) Tax Periods for which Tax Returns were required to be filed prior to the Effective Time;

                  (b) all Taxes that any of the Subject Companies has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing or other Governmental Authority;

                  (c) during the ten (10) years prior to the Effective Time, no deficiencies for Taxes of any of the Subject Companies have been claimed, proposed or assessed in writing by any taxing or other Governmental Authority. There are no pending or, to the knowledge of Seller, threatened audits, suits, proceedings, actions or claims for or relating to any liability in respect of Taxes of any of the Subject Companies. Audits of federal, state, local and foreign Tax Returns by the relevant taxing or other Governmental Authorities have been completed for the Tax Periods set forth on the Tax Schedule. No extension of a statute of limitations relating to Taxes is in effect with respect to any Subject Company;

                  (d) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Subject Company; and

                  (e) no Subject Company is a party to or bound by any binding tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any Person other than a Subject Company.

            2.17 Employment Matters - Personnel Information.

                  (a) Except as set forth on the Personnel Information Schedule, no Subject Company has agreed to recognize any union, works council or other collective bargaining unit, nor has any union, works council or other collective bargaining unit been certified as representing any Subject Company Employees. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union or works council with respect to Subject Company Employees. There is no labor strike, slowdown, work stoppage or lockout actually pending or, to the knowledge of Seller, threatened against any Subject Company.

                  (b) Except as listed or described on the Personnel Information Schedule and for any exceptions which, individually or in the aggregate, would not result in a Material Adverse Effect, each Subject Company (i) is and has been in substantial compliance in all material respects with all applicable Laws regarding employment and employment practices and those laws relating to terms and conditions of employment, wages and hours, occupational safety and health and workers' compensation, (ii) has no unfair labor practice charges or complaints pending or, to the knowledge of Seller, threatened against it before any Governmental Authority, (iii) has no grievances pending or, to the knowledge of Seller, threatened against it, and (iv) has no charges pending before agencies of any province or locality responsible for the prevention of unlawful employment practices.

                  (c) Set forth in the Personnel Information Schedule are anonymised details of all Royal Wolf UK employees and the principal terms of their contract of employment including:

                        (i) their remuneration (including any benefits and
            privileges provided or which Royal Wolf UK is bound to provide to them or their dependents whether now or in the future);

                        (ii) details of relevant bonus programs, bonus awards
            and entitlement to future bonus;

                        (iii) details of relevant pension schemes and
            obligations, including employer and employee contributions;

                        (iv) the commencement date of each contract and the date
            on which continuous service began;

                        (v) the length of notice or the severance pay necessary
            to terminate each contract, or if a fixed term, the expiry date of the fixed term and details of any previous renewals;

                        (vi) the type of contract (whether full or part-time or
            other);

                        (vii) their date of birth; and

                        (viii) the country in which the Royal Wolf UK employee
            works or performs services and/or is paid and the law governing the contract.

                  (d) Set forth in the Personnel Information Schedule are anonymised details of all Royal Wolf UK employees who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason.

                  (e) No notice to terminate the contract of employment of any Royal Wolf UK employee (whether given by Royal Wolf UK or by its employees) is pending, outstanding or threatened and no dispute, claim or complaint under any Laws or otherwise is outstanding between Royal Wolf UK and any of its employees or former employees relating to their employment or its termination.

                  (f) No offer of employment or engagement has been made by Royal Wolf UK that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

                  (g) Save as set out in the Employee Plans Schedule there are no retention or change of control agreements or arrangements applicable to Royal Wolf UK employees.

                  (h) All contracts between Royal Wolf UK and its employees are terminable at any time on three months' notice or less without compensation (other than for statutory liability), and in those jurisdictions where such a provision is unlawful, all contracts between Royal Wolf UK and its employees are terminable at any time without notice but with statutory minimum compensation (other than for statutory liability). All contracts between Royal Wolf UK and its employees are terminable at any time for just cause and/or justified reasons according to the applicable collective bargaining agreement and/or national law.

                  (i) Royal Wolf UK is not a party to, bound by or proposing to introduce in respect of any of its directors or employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

                  (j) Royal Wolf UK has not received any claim for failure to provide information or to consult with Royal Wolf UK employees under any Laws.

                  (k) Royal Wolf UK has not in the last 12 month period agreed to make an ex gratia payment or provided or agreed to provide an ex gratia benefit to a present or former director or officer, employee or former employee or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

                  (l) There are no sums owing to or from any Royal Wolf UK employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year as at the date hereof.

                  (m) Royal Wolf UK has not offered, promised or agreed to any future variation in the contract of any employee.

                  (n) In respect of each Royal Wolf UK employee, Royal Wolf UK has:

                        (i) performed all obligations and duties they are
            required to perform (and settled all outstanding claims), including salaries, social security payments and other statutory obligations, whether or not legally binding;

                        (ii) complied with and continue to comply with the terms
            of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not);

                        (iii) maintained adequate, suitable and up to date
            records;

                        (iv) complied with and continue to comply with
            applicable employment legislation, including requirements concerning employment contracts, working environment and social security legislation.

            2.18 Employment Matters - Employee Plans.

                  (a) The Employee Plans Schedule lists each employee benefit plan (as defined in Section 3(3) of ERISA) and each material plan, program, policy or arrangement, including, but not limited to, bonus, deferred compensation, incentive compensation, severance or termination pay, salary continuation, vacation, supplemental unemployment benefit, plans, programs or arrangements maintained, or contributed to (or required to be contributed to), by the Subject Companies or on behalf of employees of the Subject Companies ("Subject Company Employees") whether or not funded, formal or informal, other than benefit plans which are mandated by Law or maintained by a Governmental Authority (collectively, the "Benefit Plans"). The Benefit Plans which are maintained for Subject Company Employees in the United States are referred to as "U.S. Benefit Plans" and the Benefit Plans which are maintained for Subject Company Employees in jurisdictions outside the United States and are exempt from ERISA by reason of Section 4(b)(4) thereof are referred to herein as "Foreign Benefit Plans".

                  (b) None of the U.S. Benefit Plans which is a "pension plan" within the meaning of Section 3(2) of ERISA (a "U.S. Pension Plan") is a "multiemployer plan" as defined in Section 3(37) of ERISA, or is subject to the requirements of Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Subject Company has any material liability to the Pension Benefit Guaranty Corporation under Title IV of ERISA, nor has any contingent liability under Title IV of ERISA with respect to an ERISA Affiliate. Each U.S. Pension Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from or may rely upon an opinion letter of the United States Internal Revenue Service that it is so qualified, and no fact or event has occurred since the date of such determination letter that would reasonably be expected to affect adversely the qualified status of any such U.S. Pension Plan.

                  (c) Each U.S. Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and, except to the extent such failure would not result in a Material Adverse Effect, all contributions required to be made on behalf of Subject Company Employees under the terms of any of U.S. Benefit Plans which are due as of the date hereof have been timely made.

                  (d) No U.S. Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA) (the "U.S. Welfare Plans") provides or promises post-retirement health or life benefits to current employees or retirees of any Subject Company, except to the extent required under any applicable state law or under Section 4980B of the Code. Each U.S. Welfare Plan that is a "group health plan" (as defined in Code Section 5000(b)) has at all times been in material compliance with the provisions of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and any similar applicable state laws.

                  (e) Except as set forth on the Employee Plans Schedule or to the extent such noncompliance would not result in a Material Adverse Effect: (i) each Foreign Benefit Plan is, and has been, established, registered (where required), qualified, administered, funded (where required) and invested in compliance in all material respects with the terms thereof and all applicable Laws, (ii) with respect to each Foreign Benefit Plan, all required filings and reports have been made in a timely manner with all Governmental Authorities,
(iii) all obligations of the Subject Companies to or under the Foreign Benefit Plans (whether pursuant to the terms thereof or any applicable Laws) have been satisfied, and there are no outstanding defaults or violations thereunder by any Subject Company, (iv) full payment has been made in a timely manner of all amounts which are required to be made as contributions, payments or premiums to or in respect of any Foreign Benefit Plan under applicable Law or under any Foreign Benefit Plan, (v) no material taxes, penalties or fees are owing or assessable under any such Foreign Benefit Plan, (vi) to the knowledge of Seller, no event has occurred with respect to any Foreign Benefit Plan which would result in the revocation of the registration of any registered Foreign Benefit Plan, or which would entitle any Person (without the consent of the sponsor of such Foreign Benefit Plan) to wind up or terminate any such Foreign Benefit Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the tax status of any such Foreign Benefit Plan, and (vii) no contribution holidays have been taken under any of the Foreign Benefit Plans.

                  (f) Except for the Transaction Bonuses or as set forth on the Employee Plans Schedule, the execution and delivery of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan or individual agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any Subject Company Employee.

            2.19 Insurance. The Insurance Schedule contains a complete and accurate list of all existing insurance policies maintained by any Subject Company (the "Subject Company Insurance"). The Subject Company Insurance is in full force and effect, and provides coverage as may be required by applicable Laws and by any Contracts to which any Subject Company is a party. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Subject Company is in default under any Subject Company Insurance nor has any Subject Company failed to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or non-renewal of any such coverage has been received.

            2.20 Books and Records. The minute books and corporate records of the Subject Companies contain correct, complete and accurate copies of the minutes of all board of directors, director committee or shareholders meetings and of all written consents executed in lieu of the holding of any such meeting, in each case to the extent such minutes or written consents include material actions of the board of directors or shareholders.

            2.21 General Corporate Information. The General Corporate Information Schedule lists the following information for each Subject Company:
(a) its full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address; (b) its place of business or, if it has more than one place of business, the location of its chief executive office; (c) its bank accounts; and (d) its officers and directors.

            2.22 Certain Business Practices. None of Seller or any Subject Company, nor any directors, officers, agents, or employees of Seller or any Subject Company has (i) used any funds of any Subject Company for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, which, in the cases of clauses (i) and (ii), will constitute a Material Adverse Effect.

            2.23 Office of Foreign Assets Control. None of the Seller or any Subject Company: (i) is a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control ("OFAC") available at: http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a Person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at: http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person; or (iii) derives more than 10% of its assets or operating income from investments in or transactions with any such country, agency, organization or Person.

            2.24 Export Control. Each of the Seller and each Subject Company is:
(i) without notice of violation of and in material compliance with all relevant anti-boycott laws, regulations and guidelines, including without limitation
Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements and is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons; and (ii) without notice of violation of and in material compliance with any applicable export or reexport control or sanctions laws, orders or regulations of any and all applicable jurisdictions, including without limitation the United States, the European Union and member states thereof, Canada, Mexico and Taiwan, including without limitation the Export Administration Regulations administrated by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by OFAC, as amended from time to time, and without notice of violation of and in material compliance with any required export or re-export licenses or authorizations granted under such laws, regulations or orders.

                                  ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser warrants to Seller as of the date hereof and as of the Closing Date, the following:

            3.01 Organization. Purchaser is a Corporation validly existing and in good standing under the laws of Delaware.

            3.02 Authority and Binding Effect. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and all other certificates, agreements or other documents to be executed and delivered by Purchaser and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Purchaser has been duly and validly authorized by all necessary corporate action of Purchaser and no additional authorization on the part of Purchaser is necessary in connection with the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Purchaser and this Agreement is a legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

            3.03 No Violations. The execution and delivery of this Agreement by Purchaser, and the performance and consummation of the transactions contemplated by this Agreement by Purchaser, do not and will not, (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, (b) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under, any contract or agreement to which Purchaser is party or to which any of its assets is subject, or (c) to the knowledge of Purchaser, violate or result in a breach of or constitute a default under any Law applicable to Purchaser or by which Purchaser or any of its assets is bound or affected, except, in the cases of clauses (b) and (c), for any conflict, breach, default, termination, cancellation, acceleration, loss or violation which, individually or in the aggregate, would not materially impair Purchaser's ability to perform its obligations hereunder and is not reasonably likely to prohibit or delay the performance of this Agreement by Purchaser.

            3.04 Consents and Approvals. Except for any Consent required under applicable Laws relating to competition, no Consent is required to be obtained by Purchaser or any Affiliate of Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement, other than in all cases where the failure to obtain such Consent would not, individually or in the aggregate, materially impair Purchaser's ability to perform its obligations hereunder and is not reasonably likely to prohibit or delay the performance of this Agreement by Purchaser.

            3.05 Brokers and Finders. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

            3.06 Absence of Proceedings. There is no Proceeding pending or, to the knowledge of Purchaser, threatened, whether by or before any Governmental Authority or otherwise, against Purchaser or any Affiliate of Purchaser that would reasonably be expected to materially impair Purchaser's ability to perform its obligations hereunder or reasonably be likely to prohibit or delay the performance of this Agreement by Purchaser.

            3.07 Investment Intent. Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

            3.08 Financial Capability. Purchaser has available borrowing availability under existing credit facilities to fund the consummation of the transactions contemplated by this Agreement and to satisfy all other costs and expenses arising in connection therewith, without requirement of approval or consent by any lender or other Person.

            3.09 Due Diligence by Purchaser. The representations and warranties set forth in Article II constitute the sole and exclusive representations and warranties of Seller to Purchaser in connection with the transactions contemplated hereby, and Purchaser acknowledges and agrees that Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty as to condition, merchantability, or suitability as to any of the assets of any Subject Company and it is understood that Purchaser takes such assets and the assets related thereto as is and where is (subject to the benefit of the representations and warranties set forth in Article II of this Agreement). Purchaser further acknowledges and agrees that any estimates, budgets, projections, forecasts or other predictions that may have been provided to Purchaser or any of its Representatives are not representations or warranties of Seller or its Affiliates, and that actual results may vary substantially from any such estimates, budgets, projections, forecasts or other predictions. Purchaser further acknowledges and agrees that (a) except and solely to the extent of the representations and warranties in Article II, Seller has made no representation or warranty either expressed or implied as to the accuracy or completeness of any information regarding the Business, the Subject Companies or the transactions contemplated hereby furnished or made available to Purchaser and its Representatives, and (b) except with respect to the representations and warranties in Article II, Purchaser shall have no claim or right to indemnification pursuant to Article VII with respect to any information, documents or materials furnished by Seller, any of its Affiliates or any of their respective Representatives to Purchaser, including the Confidential Information Memorandum dated December 2005 prepared by CIBC World Markets, Corp., in expectation of the transactions contemplated hereby.

                                   ARTICLE IV.
                                    COVENANTS

            4.01 Alternative Proposals. From the date hereof, until the earlier of the Effective Time or the termination of this Agreement as provided herein, Seller agrees that neither it nor any of its Subsidiaries or Affiliates, nor any of their Representatives, shall, directly or indirectly, (i) encourage, invite, initiate or solicit any inquiries relating to or the submission or making of a proposal by any Person with respect to the sale of any material part of the assets of the Subject Companies, the sale or issuance of any equity securities (howsoever described) or other securities of any Subject Company, or the merger, share exchange, consolidation or other reorganization of any Subject Company (each, an "Alternative Transaction") or
(ii) participate in or encourage, invite, initiate or solicit negotiations or discussions with, or furnish or cause to be furnished any information to, any Person relating to an Alternative Transaction. Upon the execution of this Agreement, Seller shall immediately cease, or cause to be ceased, any discussions or negotiations with any Person regarding any proposed or potential Alternative Transaction and shall request the prompt return to Seller, or destruction of, any confidential information provided in connection with any such discussions or negotiations. Seller's board of directors shall not cause Seller to enter into any memorandum of understanding, agreement in principle, letter of intent, contract or agreement (whether written or oral) related to any Alternative Transaction.

            4.02 Conduct of the Business through the Effective Time. During the period from the date hereof through and including the Effective Time, except as otherwise contemplated by this Agreement or as Purchaser shall otherwise consent in writing, Seller shall cause the Subject Companies to (i) conduct their business and operations in the ordinary and usual course in a manner consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact their present business organization and to preserve the good will and relationships with current customers, suppliers and others having significant business dealings with them. Without limiting the foregoing, during the period from the date hereof through and including the Effective Time or termination of this Agreement, except as otherwise provided for in this Agreement or with the prior consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), other than in the ordinary course of business, Seller shall cause the Subject Companies not to:

                  (a) commence or enter into arrangements for capital expenditures in excess of $500,000, individually or in the aggregate, other than purchases of Containers which may be made to satisfy the condition precedent set forth in Section 5.02(c)(ii)(x);

                  (b) dispose of any capital assets if the greater of the book value or the fair market value, individually or in the aggregate, of such assets exceeds $500,000, other than disposals of Containers which may be made to satisfy the condition precedent set forth in Section 5.02(c)(ii)(x), or incur, create or assume any Lien on any individual capital asset if the greater of the book value or the fair market value of such capital asset exceeds $500,000, other than Permitted Liens and Liens created in connection with transactions permitted under clause 4.02(a);

                  (c) enter into any Contract with Seller or any Affiliate of Seller other than on terms and conditions not less favorable to the Subject Company than could be obtained from third parties who are not Seller or such Affiliates, nor enter into any Contract (including any hedging arrangement or other derivative transaction) in excess of $100,000, or incur any Indebtedness in excess of $100,000 in the aggregate, other than Contracts and Indebtedness relating to transactions permitted under clauses 4.02(a) and 4.02(b) or associated with Permitted Liens;

                  (d) except as required by Law or the terms of any existing Contract or for increases for which Seller shall be solely responsible, increase the salary, wage, rate of compensation, commission, bonus or other direct or indirect remuneration payable to, or other compensation of, any executive officer of the Subject Companies or enter into any Contract in respect of any such increase, nor amend, adopt or terminate any Benefit Plan that would materially increase the liability of such Subject Company or enter into any collective bargaining agreement covering Subject Company Employees; provided, however, prior to the Effective Time Royal Wolf US shall terminate the Severance Pay Plan effective November 1, 2004 of Royal Wolf US (the "Royal Wolf US Severance Pay Plan") and the Seller may enter into individual severance arrangements with the employees of Royal Wolf US which will provide for severance according to the form of individual severance agreement set forth on the Employee Plans Schedule (the "Severance Arrangements");

                  (e) amend in any material respect any Scheduled Contract that would materially and adversely affect the use and enjoyment thereof by Purchaser, or terminate any of the Scheduled Contracts other than pursuant to its terms (except with respect to termination of such Scheduled Contracts caused by the termination or default of any other party thereto) or default in the performance of any material covenant or obligation thereunder which default is not cured within any applicable grace period;

                  (f) make any material change in any accounting principle, practice, policy or method, other than as required by GAAP or any applicable Law;

                  (g) merge with or into or consolidate with any other Person or acquire any business or assets (other than inventory) of any other Person;

                  (h) amend its certificate of incorporation, memorandum of association, bylaws or similar organizational documents;

                  (i) purchase or enter into any other agreement or obligation to purchase any securities of, or interests in, any Person;

                  (j) issue or sell any capital stock or other securities, options, warrants, calls or other rights to acquire such stock; or

                  (k) take, agree or commit to do any of the foregoing.

Notwithstanding the foregoing, during the period from the date hereof through and including the Effective Time or termination of this Agreement, except with the prior consent of Purchaser, Seller shall cause the Subject Companies not to dispose, individually or in the aggregate, of more than ten (10) Containers that are container office modules, container office storage combos, container canteens, container cabins, or refrigerated containers.

            4.03 Access to Information; Confidentiality; Environmental
Adjustment.

                  (a) Between the date hereof and the Closing Date, Seller shall cause the Subject Companies to afford the Representatives of Purchaser reasonable access, at reasonable times during normal business hours, to the personnel, premises, properties, Contracts, books and records, and other documents and financial, operating and other data of the Subject Companies as Purchaser may reasonably request. The foregoing shall not require Seller or any Subject Company to permit any inspection, or to disclose any information, that in their reasonable judgment is reasonably likely to result in the waiver of any attorney-client privilege or the disclosure of any trade secrets of third parties or violate any of their obligations with respect to confidentiality if Seller or such Subject Company, as the case may be, shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. Seller shall not be required, nor shall Seller be required to cause the Subject Companies, to take any action beyond reasonable efforts or that would unreasonably disrupt their respective normal operations. The confidentiality of all such documents and information furnished in connection with the transactions contemplated by this Agreement shall be governed by the terms of the Confidentiality Agreement.

                  (b) Purchaser agrees to hold all of the books and records (including, without limitation, Contracts, other documents, and financial, operating and other data) of each Subject Company existing on the Closing Date and not to destroy or dispose of any such books or records for a period of six
(6) years from the Closing Date or such longer time as may be required by Law.

                  (c) Seller (or its successors or assigns) may retain (i) one
(1) copy of the materials included in the data room organized by Seller in connection with the transactions contemplated by this Agreement, together with a copy of all documents referred to in such materials, (ii) all internal correspondence and memoranda, valuations, investment banking presentations and bids received from others in connection with the sale of the Shares, and (iii) a copy of all unconsolidated, consolidating and consolidated financial information and all other accounting records prepared or used in connection with the preparation of the Financial Statements, the Interim Balance Sheets, the December Determination, the December Determination Financial Statements, the Closing Financial Statements and the Closing Determination.

      Seller acknowledges that Purchaser has heretofore engaged Environmental Resources Management ("ERM") to perform Phase I environmental testing with respect to Leased Real Property in the United States. Seller shall provide ERM such access to the premises, properties, and documents of Royal Wolf US as such consultant may reasonably request in connection with such testing and the preparation of its Phase I environmental reports. Purchaser shall cause ERM to provide Seller with a copy of its final reports (the "ERM Environmental Reports"), and any interim findings, as and when ERM provides same to Purchaser. If, based on the ERM Environmental Reports, the Parties mutually conclude that Royal Wolf US could be deemed financially responsible party for environmental remediation at a Leased Real Property location, then the Parties will work in good faith to promptly arrive at a mutually agreed estimate of the costs of remediation (the "Agreed Remediation Amount"). If the Agreed Remediation Amount is: (i) less than or equal to $1.0 million, then Seller shall pay the Agreed Remediation Amount to Purchaser at the Closing in the form of a downward adjustment to the Purchase Price against the delivery of a release and indemnity by Purchaser, satisfactory in form and substance to Seller, the effect that Seller shall have no further liability, and shall be indemnified, with respect to those matters identified for remediation in the ERM Environmental Reports (a "Limited Environmental Liability Release Agreement"); and (ii) greater than $1.0 million, then Seller may, in its sole and absolute discretion, elect to (A) pay the Agreed Remediation Amount to Purchaser at the Closing in the form of a downward adjustment to the Purchase Price against the delivery of a Limited Environmental Liability Release Agreement, or (B) terminate this

Agreement subject to Purchaser's right to elect to close the transactions in accordance with the terms of this Agreement with a $1.0 million downward adjustment of the Purchase Price and the delivery of a Limited Environmental Liability Release Agreement. In addition to being an adjustment to the Purchase Price, the full amount of any adjustment made under this Section 4.03(d), up to $1.0 million, shall be offset against the Indemnification Cap amount (i.e., would in effect lower, on a Dollar for Dollar basis, the maximum amount of indemnifiable Damages recoverable by Purchaser under Article VII).

            4.04 Consents and Approvals.

                  (a) Upon the terms and subject to the conditions of this Agreement, each Party will do all things reasonably practicable and use reasonable efforts to fulfill the conditions precedent to the other Party's obligations under this Agreement.

                  (b) If any Subject Company has not obtained by Closing all of the Scheduled Consents listed on the Closing Consents Schedule, then, to the extent reasonably practicable, the Parties shall use reasonable efforts to enter into one or more alternative, lawful arrangements under which Purchaser shall have the benefit from and after Closing of such Contract or Permit for which the Scheduled Consent was not able to be obtained prior to Closing.

            4.05 Public Announcements. The initial press release relating to this Agreement shall be issued jointly by the Parties in a form previously agreed upon by the Parties. Thereafter, the Parties shall consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, that any Party may, without the prior written consent of the other Party, issue such press release or make such public statement as may, upon the advice of counsel, be required by applicable Law or the rules and regulations of the Securities and Exchange Commission or the Nasdaq Stock Market in the case of Purchaser, in advance of obtaining such prior written consent, in which case, the Parties shall timely cooperate to reach mutual agreement as to the language of any such report, statement or press release.

            4.06 Employee Benefits Matters.

                  (a) Purchaser agrees to cause the Subject Companies, for a period of one (1) year following the Closing Date, to provide the Subject Company Employees benefits that are substantially equivalent to the benefit that Purchaser then provides to its employees with the same level of responsibility or seniority; provided, however, that Purchaser shall not be obligated under the terms of this Agreement to cause the continuation of any employment relationship with any Subject Company Employee for any specific period of time. Purchaser agrees that for purposes of all benefit plans established by Purchaser in which a Subject Company Employee shall be eligible to participate after the Closing Date on which an employee's benefit depends, in whole or in part, on length of service, credit will be given to such Subject Company Employee for service previously credited with the Subject Companies prior to the Closing Date, provided, that such crediting of service does not result in duplication of benefits, and provided that such crediting of service shall not be given for benefit accrual purposes under any defined benefit plan. Purchaser agrees that the relevant Subject Company or Purchaser shall make all payments to which Subject Company Employees become entitled under the terms of the retention agreements (if any) set forth on the Employee Plans Schedule (the "Retention Agreements") and Seller shall have no liability for payments under or with respect to such Retention Agreements.

                  (b) Purchaser agrees that the Subject Companies will act as payroll agent for Seller or an Affiliate of Seller with respect to the payment of the Transaction Bonuses and all amounts under the Severance Arrangements. In that regard, Seller shall, on or prior to the Closing Date, deposit with the Subject Companies the amount of the Transaction Bonuses and any additional employer liabilities associated with the payment of the Transaction Bonuses (e.g., social security, national insurance or other employment taxes). Purchaser agrees to cause each Subject Company that is the employer of a Subject Company Employee entitled to a Transaction Bonus and/or severance under a Severance Arrangement to pay on behalf of Seller or an Affiliate of Seller, the Transaction Bonuses and/or any such severance less any applicable tax withholdings to the applicable Subject Company Employee as directed by Seller. Purchaser shall cause each Subject Company which pays a Transaction Bonus and/or severance on behalf of Seller or an Affiliate of Seller to timely remit all income and employment tax withholdings on the Transaction Bonuses and/or severance paid to the applicable Governmental Authority. As soon as practicable after payment of any severance under a Severance Arrangement, Purchaser shall remit to Seller an invoice for the amount of severance paid on Seller's behalf. Seller shall reimburse Purchaser within 30 days of receipt of such invoice for all severance paid. The Parties agree that Seller shall have full liability for the Transaction Bonuses and the severance under any Severance Arrangement and as such shall be entitled to claim all tax deductions applicable for payment of the Transaction Bonuses and severance under any Severance Arrangement. Other than its obligations to act as a payroll agent with respect to the Transaction Bonuses and Severance Arrangements, Purchaser shall have no liability for the Transaction Bonuses or the Severance Arrangements and will not claim, nor be entitled to claim any tax deductions applicable to the Transaction Bonuses or Severance Arrangements.

                  (c) The Parties acknowledge and agree that all provisions contained in this Section 4.06 with respect to Subject Company Employees are included for the sole benefit of the respective Parties and shall not create any right in any other Person, including, without limitation, any Subject Company Employees or former Subject Company Employees.

            4.07 Directors' and Officers' Indemnification; Release from
Liability.

                  (a) The provisions of the organizational documents of the Subject Companies concerning the elimination of Liability and indemnification of directors and officers shall not, for a period of six (6) years from the Closing Date (or, if longer, the period required by applicable Law), be amended in any manner that would adversely affect the rights thereunder of any Person that is as of the date hereof or the Closing Date a current or former officer or director of any Subject Company. In addition to the foregoing, from and after the Closing Date, Purchaser and each Subject Company shall, jointly and severally, indemnify, and hold harmless each Person who is, or at the Closing Date will be, a current or former officer or director of such Subject Company (the "D&O Indemnitees") against all Damages arising out of or pertaining to acts or omissions (or alleged acts or omissions) of the D&O Indemnitees, or any of them, in their capacities as such, excluding, with respect to each D&O Indemnitee, Damages that are finally determined by a court of competent jurisdiction (after the exhaustion of all appeals) to have resulted solely from the gross negligence and willful misconduct of such D&O Indemnitee. To the extent consistent with the rights afforded D&O Indemnitees as of January 1, 2006, and to the maximum extent permitted by applicable Law, the indemnification and related rights hereunder shall be mandatory rather than permissive, and Purchaser and the Subject Company, as applicable, shall promptly advance expenses in connection with such indemnification to the extent permitted under applicable Law; provided, that to the extent required by Law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

                  (b) Effective upon the Closing, Purchaser and each Subject Company, and each of their respective Representatives, successors and assigns (collectively, the "Releasing Parties"), shall be deemed to have remised, released and forever discharged the individuals set forth on the D&O Released Parties Schedule (collectively, the "D&O Released Parties") of and from any and all Claims which the Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have, against the D&O Released Parties, or any of them, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing Date, except Claims arising directly in connection with this Agreement and the transactions contemplated hereby, and Claims based upon a D&O Released Party's recklessness or intentional misconduct.

            As of the Closing Date, Purchaser, on behalf of each of the Releasing Parties, expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code (and any analogous law of any other state, locality, or other jurisdiction) and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

                  (c) Purchaser, on behalf of each of the Releasing Parties, hereby warrants and covenants to each D&O Released Party that there has not been and will not be any assignment or other transfer of any right or interest in any Claims that any Releasing Party ever had, has or may have against the D&O Released Parties, and hereby agrees to indemnify and hold each D&O Released Party harmless from any Claims and Damages directly or indirectly incurred by any of the D&O Released Parties as a result of any Person asserting any right or interest pursuant to any such purported assignment or transfer of any such right or interest.

                  (d) Purchaser, on behalf of each of the Releasing Parties, hereby agrees that if any Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against any D&O Released Party any of the Claims released hereunder, then such Releasing Parties will pay to such D&O Released Party, in addition to any other Damages, direct or indirect, all attorneys' fees incurred in defending or otherwise responding to such suit or Claims.

                  (e) The provisions of this Section 4.07 are (i) intended to be for the benefit of, and shall be enforceable in accordance with the Contracts (Rights of Third Parties) Act 1999 by, each Person released or entitled to indemnification, insurance coverage or other benefit hereunder, and each such Person's heirs, Representatives, successors or assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 4.07, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise. Neither Purchaser nor any of the Subject Companies shall (A) amend the provisions of this Section 4.07 in a manner that would adversely affect any such third party beneficiary without the prior written consent of such third party beneficiary or (B) following the Closing, enter into, or permit any of its Subsidiaries to enter into, any merger, consolidation or similar transaction unless Purchaser shall have ensured that the surviving or resulting entity is creditworthy and will assume the obligations imposed by this Section 4.07. With respect to any Claim by a third party beneficiary under this Section 4.07, no Releasing Party may assert by way of defense, set-off, or counterclaim, any Claim against, or Damages owing by, Seller or another third party beneficiary.

                  (f) Purchaser agrees to, at Closing and from time to time thereafter, cause the Subject Companies to execute and deliver such other documents and instruments and take such other actions as may be reasonably requested by Seller or any D&O Released Party to implement the provisions of this Section 4.07 including, without limitation, to confirm the Subject Companies' release and agreement to provide indemnification as described herein.

            4.08 Resignations of Directors and Officers. Subject to the provisions of Section 4.14, effective as of the Closing, the directors and officers of the Subject Companies shall resign from all such positions, which resignations shall be delivered to Purchaser at the Closing.

            4.09 Tax Matters.

                  (a) Tax Returns. Purchaser shall prepare or cause to be prepared (on a basis consistent with past Tax Returns of the Subject Companies) all Tax Returns of each Subject Company which are filed after the Closing Date for all Tax Periods ending on or prior to the Effective Time and for all Straddle Periods. Purchaser shall permit Seller at least thirty (30) days to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller. Purchaser shall then cause the appropriate Subject Company to execute and timely file or cause to be filed such Tax Returns. To the extent required by Section 7.04, Seller shall pay all Taxes due for Tax Periods ending on or prior to the Effective Time with respect to such Tax Returns. Purchaser shall pay or cause to be paid all Taxes due with respect to Straddle Period Tax Returns; provided, however, that Seller shall pay Purchaser (in accordance with the procedures set forth in Section 7.04(f)) for any amount owed by Seller pursuant to Section 7.04 with respect to such Straddle Period Tax Returns. Purchaser agrees to cause all Subject Company Tax Returns for the Tax

Periods including the Effective Time to be filed on the basis that the relevant Tax Period ended as of the Effective Time unless the relevant Governmental Authority will not accept a Tax Return filed on that basis.

                  (b) Cooperation on Tax Matters. Each Party shall cooperate fully, and do all things reasonably practicable to assist, as and to the extent reasonably requested by the other Party, in connection with the requesting Party's filing of Tax Returns, response to any inquiry from a taxing authority, and participation in any Tax audit, Tax litigation or other Tax Proceeding, including any Tax Claim. Such cooperation and assistance shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such inquiry, audit, litigation or other Proceeding and making employees available on a mutually convenient basis to execute Tax Returns, provide additional information and explanation of any material provided hereunder or to testify at any Proceeding. Each Party agrees, and Purchaser agrees to cause each Subject Company, (i) to retain all books and records with respect to Tax matters pertinent to such Subject Company relating to any Tax Period beginning prior to the Effective Time until the expiration of the statute of limitations (and, to the extent notified by the other Party, any extensions thereof) of the respective Tax Periods, and to abide by all record retention agreements entered into with any taxing authority, and
(ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if a Party so requests, the other Party shall, and Purchaser shall cause such Subject Company to, allow the other Party to take possession of such books and records. Purchaser further agrees, and Purchaser agrees to cause each Subject Company, upon request, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

                  (c) Tax Refunds. The amount or economic benefit of any refunds or over-accruals of Taxes of any Subject Company for any Tax Period, or the portion of any Straddle Period, ending on or prior to the Effective Time shall be for the account of Seller. The amount or economic benefit of any refunds of Taxes of any Subject Company for any Tax Period beginning after the Effective Time shall be for the account of Purchaser. The amount or economic benefit of any refunds or over-accruals of Taxes of any Subject Company for any Straddle Period shall be apportioned between Seller and Purchaser in the manner described in Section 7.04(c). Any such amounts owing to Seller as provided in this clause 4.09(c) shall be paid by Purchaser within five (5) Business Days of the receipt of any such refunds. Purchaser shall not cause or permit the Subject Companies to carry back to any Tax Period ending on or prior to the Effective Time any net operating loss or other Tax attribute arising after the Effective Time.

                  (d) Transfer and Other Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement, shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Seller will join in the execution of any such Tax Returns and other documentation.

                  (e) Tax Sharing Agreements. Seller shall cause the provisions of any Tax sharing agreement or similar arrangement between Seller or any Affiliate of Seller which is not a Subject Company, on the one hand, and any Subject Company on the other hand, to be terminated on or prior to the Effective Time. After the Effective Time, no party shall have any rights or obligations under any such terminated Tax sharing agreement.

                  (f) Elections. None of Purchaser or its Affiliates shall make any election, file any amended return or take any other action with respect to Taxes which could adversely affect the Tax liability of Seller or any of its Affiliates (affiliation being measured following Closing), including any indemnification obligation of Seller under Section 7.04 or any rights of Seller to receive amounts under Section 4.09(c), without the prior written consent of Seller. Without limiting the generality of the foregoing, none of Purchaser or its Affiliates shall make an election under Treasury Regulation Section 301.7701-3 effective prior to the second (2nd) day after the Effective Time to change the U.S. tax classification of any of the Subject Companies.

            4.10 Assignment of Trademarks. The Parties agree that prior to Closing, Seller shall cause one or more of the Subject Companies to accept the assignment of all right, title and interest of Seller and its Affiliates in the United States and European Union (the "Subject Territory") in perpetuity in the trademarks "Royal Wolf" and "Royalwolf," the wolf logo and associated good will. Purchaser further agrees to cooperate with, and do all things reasonably practicable to assist, Seller in making all necessary or desirable filings outside of the Subject Territory and not to oppose or challenge any registrations by Seller or Seller's designee of the "Royal Wolf" and "Royalwolf" trademarks or the wolf logo outside of the Subject Territory

            4.11 Covenant Not to Compete.

                  (a) For a period of one (1) year from and after the Closing, Seller agrees that it and Royal Wolf Holdings Limited shall not, and they shall cause their respective Subsidiaries not to, engage directly or indirectly in any business that competes in the Subject Territory with the Business as it is conducted as of the Closing (a "Competitive Business").

                  (b) Notwithstanding the provisions of clause 4.11(a), (i) Seller, Royal Wolf Holdings Limited and their respective Subsidiaries may invest as passive investors owning, in aggregate, not more than ten percent (10%) of the outstanding shares of any class of securities of any Person that is engaged in any Competitive Business having a class of securities registered pursuant to the United States Securities Exchange Act of 1934, so long they do not in any way, either directly or indirectly, manage or exercise control over any such Person or otherwise take any part in any of such Person's businesses, other than exercising rights as a shareholder, and (ii) none of Seller, Royal Wolf Holdings Limited or their respective Subsidiaries shall be prohibited from acquiring a Person engaged in a Competitive Business together with other lines of business if not more than twenty percent (20%) of the value of the acquired Person's assets (measured by the most current financial statements published by the acquired Person in the ordinary course of business) relates to the Competitive Business.

                  (c) The provisions of the covenant contained in clause 4.11(a) shall be deemed to be a separate covenant in each of the states, cities, counties, countries or other political subdivisions of the Subject Territory. The Parties acknowledge and agree that the time, scope, and other provisions of clause 4.11(a) have been specifically negotiated by sophisticated, commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. The Parties further agree that if, at any time, despite the express agreement of the Parties, a court of competent jurisdiction holds that any portion of clause 4.11(a) is unenforceable because any of the restrictions therein are unreasonable, or for any other reason, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, and the maximum restrictions of time or scope reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions which are held unenforceable. In the event of a breach by any party of any of the provisions of clause 4.11(a), the Parties acknowledge that such breach may cause irreparable damage to Purchaser, the exact amount of which may be difficult to ascertain, and the remedies at law for any such breach may be inadequate. Accordingly, Purchaser may be entitled, in addition to any other rights or remedies existing in its favor, to seek specific performance and injunctive relief in order to enforce or prevent breach of any such provisions.

            4.12 Non-Solicitation. For a period of two (2) years from and after the Closing, Seller agrees that it and Triton Holdings Limited shall not, and it shall cause those of its Subsidiaries engaged in container rental related businesses not to, without the prior written consent of Purchaser, directly or indirectly, solicit or cause to be solicited the employment of, or employ, any Person in the Subject Territory, other than Robert T. Skinner (if such solicitation relates to employment respecting the disposition of Seller's container rental related business in New Zealand and the liquidation of Seller's container rental related businesses in Singapore and Hong Kong) and any non-employee director or officer resigning in accordance with Section 4.08, who is now a Subject Company Employee. Notwithstanding the foregoing, except in respect of Management Employees, the restrictions set forth in the immediately preceding sentence shall not apply to (i) any solicitation directed at the public in general, in publications available to the public in general (and any employment occasioned thereby), or (ii) the solicitation or employment of any Person who is not a Management Employee and who, at the time of solicitation, was no longer a Subject Company Employee. As used in this Section 4.12, "Management Employee" means any person employed or serving at the time of the Closing as (i) a director, officer, or a CSC manager of any Subject Company, without regard to the actual title assigned to such Person, or (ii) as a Subject Company Employee who at the time of solicitation is serving in a capacity with the Purchaser or any of its subsidiaries as a branch manager or a more senior management position.

            4.13 2005 Audited Financial Statements; EBITDA Adjustment.

                  (a) Seller shall cause to be completed, as soon as possible after the date of this Agreement, the audit of the financial statements of Royal Wolf US and Royal Wolf UK, in accordance with GAAP, and the compilation of the financial statements of Royal Wolf Netherlands, in each case as of December 31, 2005 and for the fiscal year then ended, and each accompanied by the auditor's unqualified report thereon (the "2005 Audit Financial Statements"). Seller shall deliver or cause to be delivered such financial statements to Purchaser, together with any management letters or other correspondence thereon or related thereto delivered by the auditors. The US auditors shall be Shea, Labagh & Dobberstein CPAs; the UK auditors shall be Grant Thornton LLP.

                  (b) Prior to the Closing Date, the Purchase Price shall be subject to reduction in accordance with the terms and conditions of this Section 4.13(b) and the EBITDA Adjustment Schedule.

                        (i) For illustrative purposes, appended as Annex A to the EBITDA Adjustment Schedule is a calculation of EBITDA (as such term is defined in the EBITDA Adjustment Schedule) based on the accompanying unaudited financial statements of each Relevant Entity as of December 31, 2005 (said calculation being referred to herein as the "Estimated EBITDA").

                        (ii) Following delivery of the 2005 Audit Financial Statements in accordance with Section 4.13(a), and not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a calculation of EBITDA based on the 2005 Audit Financial Statements (said calculation being referred to herein as the "Actual EBITDA").

                        (iii) The financial statement items used in the calculation of Estimated EBITDA and Actual EBITDA shall be determined in accordance with GAAP (subject to adjustment to add back amounts paid under fleet operating leases during the relevant period and any other differences implicit in the definitions and calculations set forth in the EBITDA Adjustment Schedule which may be inconsistent with GAAP).

                        (iv) If Actual EBITDA is greater than or an amount equal to at least 95% of Estimated EBITDA, no Purchase Price adjustment will be made pursuant to this Section 4.13(b). If Actual EBITDA is between 5% and 15% less than Estimated EBITDA, then the Purchase Price shall be adjusted by subtracting from the amount of the Purchase Price an amount determined by multiplying the Purchase Price by a fraction the numerator of which is Actual EBITDA and the denominator of which is Estimated EBITDA. It is a condition to Purchaser's obligations to consummate the transactions contemplated by this Agreement that Actual EBITDA be not less than 85% of Estimated EBITDA (the "85% Condition"); provided, that, if Actual EBITDA is less than 85% of Estimated EBITDA, Purchaser may waive the 85% Condition and cause the Purchase Price to be reduced by an amount equal to 15% of the Purchase Price.

            4.14 Royal Wolf UK Board Meeting. The Seller shall cause a board meeting of Royal Wolf UK to be held at Closing at which the following matters shall take place:

                  (a) A resolution to register the transfer of the Shares in Royal Wolf UK shall be passed at such board meeting of the company, subject to the transfers being stamped at the cost of the Purchaser.

                  (b) Those persons identified by the Purchaser shall resign as directors of Royal Wolf UK with immediate effect.

                  (c) The persons the Purchaser nominees shall be appointed as directors and secretary of Royal Wolf UK. The appointments shall take effect at the end of the board meeting.

                  (d) If requested by the Purchaser, new auditors identified by the Purchaser shall be appointed as the auditors of Royal Wolf UK with effect from the end of the relevant board meeting.

                  (e) If requested by the Purchaser, the address of the registered office. of Royal Wolf UK shall be changed to the address identified by the Purchaser.

                  (f) If requested by the Purchaser, the accounting reference date of Royal Wolf UK shall be changed to the date identified by the Purchaser

                                   ARTICLE V.
                              CONDITIONS TO CLOSING

            5.01 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                  (a) Purchaser shall have performed and complied with all agreements and covenants required to be performed and complied with by Purchaser under this Agreement at or prior to the Closing, except for such non-performance or non-compliance as would not, individually or in the aggregate, materially affect its ability to perform its obligations hereunder and are not reasonably likely to prohibit, restrict or delay the performance of this Agreement by Purchaser.

                  (b) The representations and warranties of Purchaser in Article III of this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date (except in the case of any representation and warranty that by its terms is made as of a date specified therein, in which case any such representation and warranty that is qualified as to materiality shall be true and correct, and any such representation and warranty not so qualified shall be true and correct in all material respects, as of such date).

                  (c) Seller and Escrow Agent shall each have received, in the aggregate, the Closing Purchase Price in the manner set forth in Section 1.04(b).

                  (d) Seller shall have received from Purchaser a certificate signed by an appropriate officer of Purchaser as to Purchaser's compliance with the conditions set forth in clauses (a) and (b) of this Section 5.01.

                  (e) No Law shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby and no Judgment shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

                  (f) All material filings required by any Governmental Authority under applicable Laws contemplated by this Agreement shall have been made and any required waiting period under such Laws applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated.

                  (g) All Consents listed on the Closing Consents Schedule shall have been obtained, given or made.

                  (h) Seller shall have received from Purchaser a copy of the resolutions of the board of directors of Purchaser approving the transactions contemplated by this Agreement to be performed by Purchaser, certified by Purchaser.

                  (i) Seller shall have received from Purchaser counterparts of the Escrow Agreement duly executed by Purchaser.

                  (j) In the event there has been an adjustment to Purchase Price made pursuant to Section 4.03(d), Seller shall have received from Purchaser counterparts of the Limited Environmental Liability Release Agreement duly executed by Purchaser.

      All certificates, instruments, and other documents contemplated hereby and required to be delivered by Purchaser to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller.

            5.02 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                  (a) Seller shall have performed and complied with all agreements and covenants required to be performed and complied with by Seller under this Agreement at or prior to the Closing, except for such non-performance or non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) The representations and warranties of Seller in Article II of this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date (except in the case of any representation and warranty that by its terms is made as of a date specified therein, in which case any such representation and warranty that is qualified as to materiality shall be true and correct, and any such representation and warranty not so qualified shall be true and correct in all material respects, as of such date), except where the failure of such representations and warranties to be in compliance with the standard set forth above in this clause 5.02(b) would not have a Material Adverse Effect.

                  (c) Purchaser shall have received from Seller (i) the certificates and instruments referred to in Section 1.04(a) and (ii) evidence reasonably satisfactory to Purchaser that (x) the aggregate number of Containers owned by the Subject Companies shall not be less than 17,846 units, and that (y) each Subject Company owns substantially all of the Containers in its fleet, free and clear of any Lien other than Permitted Liens (other than any Liens referred to in clause (g), (i), or (j) in the definition thereof, Liens referred to in clause (a) of the definition thereof of the type referred to in said clause (g),
(i), or (j), and any extensions, renewals and replacements of any such Liens), and that no Container is subject to a finance lease with a Subject Company as lessee.

                  (d) Purchaser shall have received from Seller, not later than five (5) Business Days prior to the Closing Date, the Pre-Closing Determination referred to in Section 1.05(b).

                  (e) Purchaser shall have received from Seller a certificate signed by an appropriate officer of Seller as to Seller's compliance with the conditions set forth in clauses (a) and (b) of this Section 5.02.

                  (f) No Law shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby and no Judgment shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

                  (g) All material filings required by any Governmental Authority under applicable Laws contemplated by this Agreement shall have been made and any required waiting period under such Laws applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated.

                  (h) Purchaser shall have received from Seller: (i) a copy of the resolutions of the board of directors of Seller approving the transactions contemplated by this Agreement to be performed by Seller, certified by Seller and (ii) a copy of the articles of association for Seller, certified by the its secretary and dated as of or about the Closing Date.

                  (i) The resignations required pursuant to Section 4.08 above shall have been duly executed and delivered to Purchaser.

                  (j) All Consents listed on the Closing Consents Schedule shall have been obtained, given or made, and Purchaser shall have received evidence thereof.

                  (k) Purchaser shall have received a certificate of each Subject Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) stating that Subject Company is not nor has it been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1) of the Code.

                  (l) Purchaser shall have received copies of the 2005 Audit Financial Statements.

                  (m) The 85% Condition shall have been satisfied or waived.

                  (n) Purchaser shall have received from Seller counterparts of the Escrow Agreement duly executed by Seller.

                  (o) In respect of Royal Wolf UK, Purchaser shall have received from Seller (i) the statutory registers and minute books (written up to the time of the Closing Date), the common seal, certificate of incorporation and any certificates of incorporation on change of name; and (ii) irrevocable powers of attorney in the agreed form executed by the holder of the Shares in favour of the Purchaser or its nominee to enable the beneficiary (pending registration of the transfer of the Shares) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose.

                  (p) The Royal Wolf US Severance Pay Plan shall be terminated.

      All certificates, instruments, and other documents contemplated hereby and required to be delivered by Seller to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser.

                                   ARTICLE VI.
                                   TERMINATION

            6.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

                  (a) by the mutual written agreement of the Parties;

                  (b) by either Party by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to six (6) months (the "Outside Date"); provided, however, that the right to terminate this Agreement under this clause 6.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the Outside Date;

                  (c) by either Party if (i) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby or (ii) a Judgment shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such Judgment shall have become final and non-appealable and the Party seeking to terminate this Agreement pursuant to this clause 6.01(c)(ii) shall have used its commercially reasonable efforts to remove such Judgment;

                  (d) by either Party upon a material breach by the other Party of any of its obligations under this Agreement, which breach has not been cured within twenty (20) days after notice thereof has been provided to such other Party; provided that there shall be no right to terminate if such breach was caused, in whole or in part, by a material breach by the Party seeking to terminate this Agreement pursuant to this clause 6.01(d);

                  (e) by Seller in accordance with, and subject to the conditions of, Section 4.03(d); and

                  (f) by Purchaser in accordance with, and subject to the conditions of, Section 4.13(b).

            6.02 Effect of Termination. If this Agreement is terminated as permitted under Section 6.01, such termination shall be without liability to either Party or their respective Affiliates or Representatives, and following such termination neither Party shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement; provided that no such termination shall relieve any Party that has recklessly or willfully breached any provision of this Agreement from Liability for such breach, and any such breaching Party shall remain fully liable for any and all Damages incurred or suffered by the other Party as a result of such breach. The provisions of Sections 4.05, 6.02, 9.01, 9.07 and 9.12 and the Confidentiality Agreement shall survive any termination of this Agreement and shall remain in full force and effect. Payments for reimbursements pursuant to this Section 6.02 shall be made in cash no later than five (5) days following delivery by the Party entitled to such reimbursement to the other Party, of a written notice setting forth the amount to be reimbursed.

                                  ARTICLE VII.
                                INDEMNIFICATION

            7.01 Survival. The representations and warranties and covenants of the Parties contained in this Agreement shall survive the Closing for the applicable period set forth in this Section 7.01, and any and all claims and causes of action for indemnification under this Article VII arising out of the inaccuracy or breach of any warranty or covenant of a Party must be made prior to the termination of the applicable survival period. All of the representations and warranties and covenants of the Parties contained in this Agreement and any and all claims and causes of action for indemnification under this Article VII with respect thereto shall terminate eighteen (18) months following the Closing Date; provided that (a) the representations and warranties in (i) Sections 2.01 (Organization of Seller; Authority and Binding Effect), 2.03 (Capitalization; Ownership of Shares), 2.13 (Brokers and Finders), 3.01 (Organization of Purchaser), 3.02 (Authority and Binding Effect), 3.07 (Investment Intent) and
3.09 (Due Diligence by Purchaser) shall survive indefinitely and (ii) Section
2.16 (Tax Matters) shall survive until the expiration of the applicable statute of limitations, and (b) the covenants and release of Purchaser contained in
Section 4.07 (D&O Indemnification and Release) shall survive indefinitely; it being understood that in the event an Indemnified Party delivers notice of any claim for indemnification under this Article VII within the applicable survival period and such notice describes such claims with reasonable specificity, the representations and warranties that are the subject of such indemnification claim shall survive as to such claims until such time as such claim is finally resolved.

            7.02 Indemnification by Seller.

                  (a) Subject to the terms and conditions of this Article VII, from and after the Closing Date, Seller agrees to indemnify, defend and save Purchaser and its Affiliates and their respective Representatives (each a "Purchaser Indemnified Party") harmless from and against any and all Liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs or expenses, including costs or expenses of any and all investigations, proceedings, judgments, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (collectively, "Damages") arising out of or relating to:

                        (i) any inaccuracy or breach of any then surviving representation and warranty of Seller contained in this Agreement; or

                        (ii) any non-compliance with or breach of any covenant or agreement of Seller contained in this Agreement.

                  (b) Notwithstanding anything in this Agreement to the contrary, the recourse of any Purchaser Indemnified Party for any and all Damages relating to or arising from Tax matters, including those set forth in Sections 2.16 and 4.09, shall be controlled by Section 7.04 rather than this
Section 7.02.

            7.03 Indemnification by Purchaser.

                  (a) Subject to the terms and conditions of this Article VII, from and after the Closing Date, Purchaser agrees to indemnify, defend and save Seller and its Affiliates and their respective Representatives (each a "Seller Indemnified Party") harmless from and against any and all Damages arising out of or relating to:

                        (i) any inaccuracy or breach of any then surviving representation and warranty of Purchaser contained in this Agreement; or

                        (ii) any non-compliance with or breach of any covenant or agreement of Purchaser contained in this Agreement.

                  (b) Notwithstanding anything in this Agreement to the contrary, the recourse of any Seller Indemnified Party for any and all Damages relating to or arising from Tax matters, including those set forth in Sections
2.16 or 4.09 shall be controlled by Section 7.04 rather than this Section 7.03.

            7.04 Tax Indemnification.

                  (a) Subject to the terms and conditions of this Article VII, from and after the Closing, Seller shall indemnify, save and hold harmless Purchaser from and against (i) all liability for Taxes of each Subject Company (other than Excluded Taxes) for all Pre-Closing Tax Periods (as shall be evidenced by any Tax Return prepared by Purchaser in accordance with Section 4.09(a) and any additional documentation reasonably requested by Seller) except to the extent of the amount of such Taxes paid by the Subject Companies at or prior to the Effective Time, or by Seller or any of its Affiliates (other than the Subject Companies) at any time; and (ii) any Taxes arising out of, resulting from or incident to any breach by Seller of any covenant contained in Sections
4.09 or 7.04. Notwithstanding anything to the contrary in this Agreement, Seller shall not be liable for or pay for (x) any Taxes (collectively, "Excluded Taxes") that are imposed on any Subject Company as a result of actions taken or elections made by Purchaser or any Subject Company after the Effective Time, including but not limited to elections under Section 338(g) of the Code or Treasury Regulation Section 301.7701-3 or (y) any Taxes subject to indemnification by Purchaser pursuant to Sections 7.04(b)(i) or 7.04(b)(ii).

                  (b) Subject to the terms and conditions of this Article VII, from and after the Closing, Purchaser shall indemnify, save and hold harmless the Seller Indemnified

Parties from and against (i) all liability for Taxes of each Subject Company for any Post-Closing Tax Period; (ii) any Taxes arising out of, resulting from or incident to the breach by Purchaser of any covenant contained in Sections 4.09 or 7.04; and (iii) Excluded Taxes.

                  (c) In the case of any Straddle Period:

                        (i) real, personal and intangible property Taxes and any other Taxes levied on a per diem basis ("Per Diem Taxes") of a Subject Company for a Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and

                        (ii) the Taxes of a Subject Company (other than Per Diem Taxes or Excluded Taxes) for any Pre-Closing Tax Period shall be computed as if such Pre-Closing Tax Period ended as of the Effective Time.

                  (d) If a claim shall be made by, or an audit, investigation, litigation or other Proceeding is conducted by or with, any Governmental Authority with respect to Taxes, which, if successful, might result in an indemnity payment to a Person pursuant to this Section 7.04 (a "Tax Claim"), the notice provisions set forth in Section 7.05 shall apply.

                  (e) With respect to any Tax Claim relating to a Tax Period ending on or prior to the Effective Time, Seller shall notify the Purchaser of such Tax Claim promptly upon becoming aware of such Tax Claim but shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) at its own expense; provided, however, that Purchaser may participate in proceedings and decisions to the extent they involve Excluded Taxes. Seller and Purchaser shall jointly control all proceedings taken in connection with any Tax Claim relating to Taxes of any Subject Company for a Straddle Period, each paying its own expenses. Purchaser shall control at its own expense all proceedings with respect to any Tax Claim relating to a Tax Period beginning after the Effective Time. A Party shall promptly notify the other Party if it decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Agreement, and the other Party shall thereupon be permitted to defend and settle such Proceeding at its own expense.

                  (f) Seller's indemnity obligation in respect of Taxes for a Pre-Closing Tax Period pursuant to Section 7.04(a)(i) shall be effected by its payment to Purchaser of such amount within ten (10) days after the determinations required by Section 7.04(a)(i) are completed (but not earlier than five (5) days prior to the date on which Taxes for the relevant Tax Period are required to be paid to the relevant Governmental Authority). If the amount of any such Taxes paid by Seller or any of its Affiliates (other than the Subject Companies) at any time plus the amount of such Taxes paid by the Subject Companies at or prior to the Effective Time exceeds the amount of such Taxes for the Pre-Closing Tax Period, Purchaser shall pay to Seller the amount of such excess within ten (10) days after the Tax Return with respect to the final liability for such Taxes is required to be filed with the relevant Governmental Authority. In the case of a Tax that is contested in accordance with the provisions of Section 7.04(e), payment of the Tax to the appropriate Governmental Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Governmental Authority or court.

            7.05 Indemnification Process.

                  (a) Any Person seeking indemnification under this Article VII (an "Indemnified Party") shall give the Party from whom indemnification is being sought (an "Indemnifying Party") notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement as soon as practicable after the Person entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article VII. Such notice shall state the nature and basis of any Claim and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Claim and the basis for indemnification sought.

                  (b) The liability of an Indemnifying Party under this Article VII with respect to Damages arising from claims of any third party which are subject to the indemnification provided for in this Article VII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within twenty (20) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this
Article VII except to the extent the Indemnifying Party is materially and irreparably prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, provided it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (except to the extent that local counsel is necessary or advisable for the conduct of such Proceeding, in which case the Indemnifying Party shall also pay the reasonable fees and expenses of any such local counsel). If the Indemnifying Party shall not assume the defense of any Third Party Claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate; provided, however, that in settling any action in respect of which indemnification is payable under this Article VII, it shall act reasonably and in good faith. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with, and do all things reasonably practicable to assist, the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably requested by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the

Indemnifying Party shall cooperate with, and do all things reasonably practicable to assist, the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably requested by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment, unless such settlement, compromise or judgment includes an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder, or (iii) settle or compromise any Third Party Claim if the result is to admit civil or criminal liability or culpability on the part of the Indemnified Party or that gives rise to criminal liability with respect to the Indemnified Party. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party.

            7.06 Limitations on Claims.

                  (a) Notwithstanding anything to the contrary in this Agreement, indemnification under Section 7.02 shall not be available pursuant to this Article VII unless and until the amount of indemnifiable Damages asserted against Seller under this Article VII exceeds an amount equal to one percent (1%) of the Purchase Price (as may be adjusted pursuant to this Agreement) in the aggregate (the "Deductible"). Once the Deductible has been exceeded, the Purchaser Indemnified Party shall be entitled to the benefit of the indemnity under Section 7.02 for any Claim to the extent the aggregate of all such past or then current Claims is in excess of the Deductible; provided, however, that the Deductible shall not apply to claims for Damages to the extent arising out of, resulting from or incident to any inaccuracy or breaches by Seller of its representations and warranties set forth in Sections 2.01 (Organization of Seller; Authority and Binding Effect), 2.03 (Capitalization; Ownership of Shares), 2.09(d) (Ownership, Possession and Sufficiency of Assets) to the extent that the representation and warranty expressly relates to title to Containers or (in the case of Royal Wolf US and its Subsidiaries only) Container delivery equipment, and 2.13 (Brokers and Finders).

                  (b) Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Damages that may be recovered with respect to Claims made under Sections 7.02 and 7.04 shall equal ten percent (10%) of the Purchase Price (as may be adjusted pursuant to this Agreement) (the "Indemnification Cap", as may be reduced pursuant to Section 4.03(d)).

                  (c) Notwithstanding any other provision of this Agreement to the contrary, neither Party shall be required to indemnify, hold harmless or otherwise compensate the other Party (or any other Person) for Damages with respect to mental or emotional distress or exemplary, consequential, special or punitive damages.

                  (d) The amount of any Damages claimed by any Purchaser Indemnified Party hereunder shall be net of any allowances and reserves provided in the

Financial Statements or the Closing Financial Statements that are specifically identified with respect thereto.

                  (e) The amount of any Damages claimed by any Purchaser Indemnified Party hereunder shall be net of any insurance, indemnity, contribution, Tax benefit or other payments or recoveries of a like nature directly referable to the matter giving rise to the relevant claim (it being agreed that, promptly after the realization of any such reductions of Damages pursuant hereto, such Purchaser Indemnified Party shall reimburse Seller for such reduction in Damages for which such Purchaser Indemnified Party was indemnified prior to the realization of such reductions of Damages).

                  (f) Notwithstanding any provision to the contrary contained in this Agreement, in the event that an Indemnifying Party can establish that an Indemnified Party had actual knowledge, on or prior to the Closing Date, of a breach of a warranty or covenant of the Indemnifying Party upon which a claim for indemnification by the Indemnified Party is based, then the Indemnifying Party shall have no liability for any Damages resulting from or arising out of such claim. With respect to Seller, the actual knowledge shall be that of any Person named in the definition of "knowledge" in Section 8.01; with respect to Purchaser, the actual knowledge, after inquiry of their direct reports, of Steven Bunger, Larry Trachtenberg, Deborah Keeley or Mark Graham.

                  (g) If an Indemnified Party recovers Damages from an Indemnifying Party under this Article VII, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party's rights against any third party, other than a third party with whom the Indemnified Party has a material business agreement or arrangement, with respect to such recovered Losses subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party's policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy.

                  (h) The amount of any Damages claimed by any Purchaser Indemnified Party hereunder shall be reduced to the extent that Purchaser shall have received the benefit of an adjustment pursuant to this Agreement due to the fact that the item that is the subject of the indemnification claim was specifically taken into account in the Closing Determination or the Closing Financial Statements.

            7.07 Mitigation. The Parties shall cooperate with, and do all things reasonably practicable to assist, each other to mitigate or resolve any Claim or Damages.

            7.08 Exclusivity of Indemnification Remedy. Except in respect of fraud (including violations of applicable securities laws), from and after the Closing, the indemnification for Damages provided in this Article VII shall be the sole and exclusive remedy of the Parties with respect to this Agreement (but this Section 7.08 shall not apply to or limit the rights or remedies of any third party beneficiary under Section 4.07). Purchaser hereby expressly waives any right to rescind this Agreement.

            7.09 Characterization of Indemnification Payments. The Parties agree to treat any payment made under this Article VII as an adjustment to the Purchase Price.

                                  ARTICLE VIII.
                              DEFINITIONS AND TERMS

            8.01 Specific Definitions. As used in this Agreement, the following terms have the following meanings:

            "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

            "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York or Rotterdam are authorized or obligated by law or executive order to close.

            "Capitalized Lease Obligations" means (without duplication) that portion of any obligation of a Subject Company as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

            "Claim" means any claim, demand or Proceeding asserted or instituted by any Person that could give rise to Damages.

            "Code" means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations issued thereunder.

            "Confidentiality Agreement" means that certain letter agreement, dated as of December 5, 2005 between Purchaser and Triton Holdings Limited.

            "Consent" means any consent, approval, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, clauses of declaration or filing with, or report or notice to any Person or entity, including, but not limited to any Governmental Authority, which, as relevant, by its or their terms is final and conclusive, from which there is no further appeal right, or as to which any such appeal right has expired.

            "Contract" means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, policy, purchase and sales order, quotation and other executory commitment to which any Subject Company is a party or to which any of the assets of a Subject Company are subject, whether oral or written, express or implied.

            "Dollars" and the "$" sign means United States Dollars. In any instance where an amount is to be denominated in United States Dollars in or pursuant to this Agreement, and the underlying amount is not in United States Dollars but in a foreign currency, the exchange rate to be utilized to convert such amount from such foreign currency to United States Dollars shall be the rate of exchange set forth in The Wall Street Journal for converting such currency into United States Dollars as of the date of the specified transaction or as of the date the amount is so reported.

            "Environmental Claim" means any claim, order, investigation, action, suit, proceeding, injunction, demand, citation, summons, directive, fine, penalty, assessment or violation of or under any Environmental Laws, including, without limitation, any claim, order, investigation, action, suit, proceeding, injunction, demand, citation, summons, directive, fine, penalty, assessment or violation brought or issued by any Governmental Authority, and any written notice advising the applicable Person of any of the foregoing.

            "Environmental Laws" means any national, supra-national, federal, state, district, or local Laws, regulations, directives, ordinances, orders, permits and judgments, consent orders and common Law relating to the protection of the environment, including any Law of strict liability, nuisance or with respect to conducting abnormally dangerous activities including, without limitation, provisions pertaining to or regulating air pollution, water pollution, noise control, wetlands, water courses, natural resources, wildlife, Hazardous Substance, or any other activities or conditions which impact or relate to the environment or nature, the protection of human health, the condition of the workplace, or transportation, emission, storage, deposit and disposal of Hazardous Substance. Such Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Recovery Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Oil Pollution Act, 33 U.S.C. Section 2701 et seq., and the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., each as amended, and any equivalent laws of any other relevant jurisdiction in which the Business is conducted, together with all regulations promulgated thereunder, as all of the foregoing exist at the date of this Agreement or on the Closing Date.

            "Environmental Lien" shall mean any Lien (except for Permitted Liens), whether recorded or unrecorded, in favor of any Governmental Authority, relating to any liability of a Subject Company with respect to an Environmental Claim.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and interpretations issued thereunder.

            "ERISA Affiliate" means each corporation, trade or business which is treated as a single employer with any Subject Company under Sections 414(b), 414(c) and 414(m) of the Code.

            "GAAP" means, with respect to each Subject Company, the accounting principles accepted in the country under the laws of which such Subject Company was formed (i.e., United States generally accepted accounting principles in respect of Royal Wolf US and Temporary Mobile Storage, Inc., a California corporation (and a wholly-owned Subsidiary of Royal Wolf US), and International Accounting Standards in respect of the other Subject Companies).

            "Governmental Authority" means any nation or government, any state or provincial or other political subdivision thereof, any province, city or municipality, any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, tribunal, department, board, commission or instrumentality of the European Union and political subdivisions thereof, the United States, any State of the United States, or any political subdivision thereof, any government authority, agency, department, board, commission or instrumentality of the United States or any political subdivision thereof and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

            "Hazardous Substance" means any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or otherwise hazardous substance or waste, including, without limitation, electrical waste, any quantity of friable asbestos, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products, by-products or derivatives, radioactive substance or material, pesticide, waste waters, or sludges that are subject to regulation, control or remediation under any Environmental Laws.

            "Income Taxes" means any income, franchise, net profits, excess profits or similar Taxes measured on the basis of net income.

            "Indebtedness" means, at any particular time, with respect to any Subject Company (without duplication), all indebtedness of such Subject Company for borrowed money or on account of advances to such Subject Company or obligations under acquisition agreements, in respect of which such Subject Company is liable or evidenced by any bond, debenture, note or similar instrument issued by such Subject Company, including all principal, accrued and unpaid interest, prepayment premiums, penalties and other fees or charges related thereto, any Capitalized Lease Obligations, swaps, collars, caps, hedges or other agreements relating to the fixing of interest rates of indebtedness, but excluding in any event, inter-company indebtedness owing from a Subject Company to one or more other Subject Companies.

            "Intellectual Property" means:

                  (a) all Inventions and patents;

                  (b) all trademarks (in any form such as, by way of example and not by way of limitation, word marks and logos), service marks (in any form such as, by way of example and not by way of limitation, word marks, logos, designs, slogans and general intangibles of like nature), trademark or service mark registrations and applications, trade dress, trade names, domain names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications for registration, registrations, extensions, renewals, and goodwill of any of the foregoing;

                  (c) all works of authorship, copyrights, and all applications for registration, registrations, and renewals of any of the foregoing;

                  (d) all mask works and all applications for registration, registrations, and renewals of any of the foregoing;

                  (e) all trade secrets, including all information encompassed in any items and, by way of example and not by way of limitation, business and technical information, ideas, research and development, know-how, show-how, formulas, mathematical calculations, algorithms, compositions, manufacturing and production processes and techniques, concepts, ideas, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, to the extent that such information has not been released publicly;

                  (f) all common law, statutory, treaty, and convention rights (including rights of priority) concerning any of the foregoing categories listed in subsections (a) through (e); and

                  (g) all copies and tangible embodiments (regardless of form or medium) of anything within the foregoing categories listed in subsections
      (a) through (f).

            "Inventions" means any procedures, techniques, systems, machines, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, formulas, mathematical calculations, algorithms, computer programs, or any improvements of the foregoing, discovered, conceived, reduced to practice, developed, made, or produced, and shall include but not be limited to the meaning of "Invention" under the United States or Canadian patent laws, whether patentable or unpatentable and whether or not reduced to practice, all improvements thereon, invention and patent disclosures, and all forms of protection for any of the foregoing, including, by way of example and not by way of limitation, inventor's certificates, patent applications, and patents, together with all continuations, continuations-in-part, divisionals, revisions, additions, extensions, reissues, and reexaminations of any of the foregoing, patents, copyrights, trade dress, trademarks, service marks, applications for issuance or registration of the foregoing and trade secrets.

            "Judgments" means any judgments, injunctions, orders, stays, decrees, writs, rulings, settlements, or awards of any court or other judicial authority or any other Governmental Authority.

            "knowledge" or similar language shall mean, with respect to Seller, the actual knowledge, after inquiry of their direct reports, of Robert T. Skinner, Robert A. Carey, Karl R. Obertik, Martin T. Crayden or Michel Schuuring.

            "Laws" means all laws, statutes, statutory instruments, conventions, directives, ordinances, treaties, rules, regulations, orders or decrees of any Governmental Authority, or Judgments.

            "Liabilities" means any liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known, whether due or to become due, and regardless of when asserted).

            "Liens" means all liens, mortgages, easements, charges, claims, security interests, options or other encumbrances of any nature.

            "Material Adverse Change" means a change that has had a Material Adverse Effect.

            "Material Adverse Effect" means any change or effect that individually, or together with others in the aggregate, is material and adverse to (a) the business, properties, financial condition or results of operations of the Subject Companies, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement, provided, however, that any actual or prospective change or changes relating to or resulting from one or more of (i) any change or changes in general economic conditions (including, without limitation, changes in financial or market conditions) or local, regional, national or international conditions in the industries in which the Business is conducted, (ii) acts of terrorism or war (whether or not declared), occurring prior to, on or after the date hereof, (iii) the announcement or consummation of the transactions contemplated by this Agreement,
(iv) any change in accounting requirements or principles or the interpretation thereof, or (v) the taking of any action approved or consented to by Purchaser or contemplated by this Agreement, shall be deemed not to constitute a "Material Adverse Effect."

            "Permits" means all permits, authorizations, approvals, registrations, regulatory licenses, certificates, directives, orders or variances granted by or obtained from any Governmental Authority and used or required in connection with the Business.

            "Permitted Liens" means with respect to or upon any of the property or assets of a Subject Company, any (a) Liens on property of such Subject Company existing on the date hereof; (b) Liens incurred and pledges and deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, old-age pensions and other social security benefits; (c) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business; (d) Liens imposed by law, such as carriers', warehouseman's, mechanics', materialmen's, landlords', laborers', suppliers', construction and vendors' liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings as to which such Subject Company shall, to the extent required by GAAP, have set aside on its books adequate reserves; (e) Liens securing the payment of Taxes, either not delinquent or being contested in good faith by appropriate legal or administrative proceedings and as to which such Subject Company shall, to the extent required by GAAP, have set aside on its books adequate reserves; (f) zoning restrictions, easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or other title matters (and with respect to leasehold interests, Liens and other obligations incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the Business or the value of such property for the purpose of such business; (g) Liens on property existing at the time such property was acquired by such Subject

Company or purchase money Liens to facilitate the acquisition of property by such Subject Company; (h) Liens listed on the Permitted Lien Schedule; (i) Liens identified in the Financial Statements, (j) Liens granted or incurred by such Subject Company since the date of the Interim Balance Sheets in the ordinary course of its business, (k) the Container Leases; and (l) extensions, renewals and replacements of Liens referred to in (a) through (k) of this sentence.

            "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "Post-Closing Tax Period" means any Tax Period beginning after the Effective Time and that portion of any Straddle Period beginning after the Effective Time.

            "Pre-Closing Tax Period" means any Tax Period ending on or prior to the Effective Time and that portion of any Straddle Period up to and including the Effective Time.

            "Proceeding" means any action, application, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation.

            "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, exhausting or migration on or into the environment or into, on, under or from any property.

            "Relevant Entity" means Royal Wolf US, Royal Wolf UK and Royal Wolf Netherlands, as applicable.

            "Representative" means with respect to any Person, any of such Person's officers, directors, managers, employees, shareholders, members, partners, controlling persons, agents, consultants, advisors, and other representatives, including legal counsel, accountants and financial advisors.

            "Securities Act" means the Securities Act of 1933, as amended, and any similar statute enacted in any other relevant jurisdiction.

            "Straddle Period" means any Tax Period that includes but does not end on the Effective Time.

            "Subsidiary" or "Subsidiaries" of any Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which fifty percent (50.0%) or more of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

            "Tax Period" means any period prescribed by any taxing or Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

            "Tax Returns" means any report, return, election, document, estimated tax filing, declaration or other filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes, including any amendments thereto.

            "Taxes" means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including, without limitation, all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, "PAYE" or national insurance, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative, minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

            "Transaction Bonuses" mean the bonuses payable upon consummation of the transactions contemplated by this Agreement by Seller or an Affiliate of Seller pursuant to those certain plans, programs and agreements listed on Section B of the Employee Plans Schedule.

            "United States" means the United States of America, any state of the United States, and the District of Columbia.

            8.02 Other Definitional Provisions.

            (a) The location of the definition of each term defined within this Agreement (other than those terms defined in this Article VIII) is noted in the Index to Defined Terms following the table of contents to this Agreement;

            (b) "herein," "hereby," "hereunder," "hereof" and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

            (c) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

            (d) all pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require;

            (e) the words "include" and "including" and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words "without limitation";

            (f) all accounting terms not specifically defined herein shall be construed in accordance with GAAP;

            (g) the captions and descriptive headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof;

            (h) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; and

            (i) the Exhibits and Disclosure Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement as if fully set forth herein.

                                   ARTICLE IX.
                               GENERAL PROVISIONS

            9.01 Expenses. Except as otherwise provided in Section 6.02, each Party shall pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement. In relation to the Shares of Royal Wolf UK, Purchaser shall pay all stamp taxes on the transfer of the Shares hereunder.

            9.02 Further Assurances. From time to time after the Closing and without further consideration, each Party, upon the request of the other Party and at such other Party's expense, shall execute and deliver such documents and instruments of conveyance and transfer as such other Party may reasonably request in order to consummate more effectively the terms of this Agreement (including the purchase and sale of the Shares as contemplated by this Agreement and the vesting in Purchaser of title to the Shares transferred under this Agreement).

            9.03 Amendment/Non-Assignment. Subject to Section 4.07(f), this Agreement may not be amended except by an instrument in writing signed by the Parties. This Agreement may not be assigned or transferred by Purchaser or Seller without the prior written consent of the other; provided, that Purchaser may assign its right hereunder in whole or in part to one or more wholly-owned direct or indirect subsidiaries; provided, further, that no such assignment shall relieve Purchaser of any of its liabilities or obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians.

            9.04 Waiver. Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered by the other pursuant to this Agreement or (c) waive compliance with any of the agreements, or satisfaction of any of the conditions, contained in this Agreement by the other. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

            9.05 Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, or by reputable overnight courier such as Federal Express, DHL or UPS, addressed as follows:

                           If to Seller:

                                  Triton CSA International B.V.
                                  c/o KPMG Meijburg & Co.
                                  Brainpark
                                  K.P. van der Mandelelaan 43
                                  3062 MB Rotterdam
                                  the Netherlands
                                  Telephone: 31-10-45-36-888
                                  Facsimile: 31-10-45-30-733

                           With copies to:

                                  Triton Investments Limited
                                  c/o Appleby Corporate Services (Bermuda) Ltd. Canon's Court
                                  22 Victoria Street
                                  PO Box HM 1179
                                  Hamilton HM EX
                                  Bermuda
                                  Attention: Michael Jones
                                  Facsimile: (441) 298-3479

                                  International Financial Advisors, Inc.
                                  71 S. Wacker Drive, Suite 4600
                                  Chicago, Illinois 60606-4637
                                  USA
                                  Attention: Glen Miller
                                  Facsimile: (312) 577-2599

                                  The Pritzker Organization, LLC
                                  71 S. Wacker Drive, Suite 4700
                                  Chicago, Illinois 60606-4637
                                  USA

                                  Attention: Harold S. Handelsman
                                  Facsimile: (312) 873-4985

                           If to Purchaser to:

                                  Mobile Mini, Inc.
                                  7420 South Kyrene Road, Suite 101
                                  Tempe, Arizona 85283
                                  USA
                                  Attention: Steven G. Bunger
                                  Facsimile: (480) 894-6433

                                  With  copies to:

                                  Mobile Mini, Inc.
                                  7420 South Kyrene Road, Suite 101
                                  Tempe, Arizona 85283
                                  USA
                                  Attention: Larry Trachtenberg
                                  Facsimile: (480) 894-6433

                                  Bryan Cave LLP
                                  Two North Central Avenue
                                  Suite 2200
                                  Phoenix, Arizona 85004
                                  USA
                                  Attention: Joseph P. Richardson
                                  Facsimile: (602) 364-7070

or such other address as the Person to whom notice is to be given has furnished in writing to the other parties listed in this Section 9.05. A notice of change in address shall not be deemed to have been given until received by the addressee.

            9.06 [Reserved]

            9.07 Applicable Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York
(USA).

            9.08 No Third Party Rights. Except as otherwise provided herein, this Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the Parties.

            9.09 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. Facsimile signatures on this Agreement shall be deemed to be originals for all purposes.

            9.10 Severability. If any restriction or limitation in Section 4.11 (Covenant Not To Compete) of this Agreement is deemed to be unreasonable, onerous or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. The subdivisions of Section 4.11 are each declared to be separate and distinct covenants.

            9.11 Entire Agreement. This Agreement and the Schedules and Exhibits hereto set forth the entire understanding and agreement among the Parties as to the matters covered in this Agreement and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement other than the Confidentiality Agreement.

            9.12 Arbitration; Process Agents. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration rules, which rules are deemed to be incorporated by reference into this Section 9.12. There shall be three (3) arbitrators. The place of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. Judgment on the award rendered by the Tribunal may be entered in any court having jurisdiction thereof. Seller hereby appoints Latham & Watkins LLP at its principal place of business in London (currently 99 Bishopsgate, London EC2M 3XF (marked for attention of the Litigation Department, Departmental Managing Partner)) as its agent for service of process in England in relation to any matter arising out of this Agreement. Purchaser hereby appoints Bryan Cave at its principal place of business in London (currently 33 Cannon Street, London EC4M 5TE (marked for attention of the Litigation Department, Departmental Managing Partner)) as its agent for service of process in England in relation to any matter arising out of this Agreement.

            9.13 Fair Construction. This Agreement shall be deemed to be the joint work product of the Parties without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting Party shall not be applicable. Each Party has caused this Agreement to be executed on its behalf by its duly authorized representative, all as of the day and year first above written.

            9.14 Construction of Certain Provisions. It is understood and agreed that the specification of any Dollar amount in the representations and warranties in this Agreement or the inclusion of any specific item on the Disclosure Schedules or Exhibits is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item on the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in a Disclosure Schedule or Exhibit is or is not material for purposes of this Agreement.

            9.15 Reasonable Consent Required. Where any provision of this Agreement requires a Party to obtain the consent, approval or other acquiescence of the other Party, such consent, approval or other acquiescence shall not be unreasonably conditioned, withheld or delayed by such other Party.

                           [Signature page to follow]

            IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

                                    MOBILE MINI, INC.

                                    By: ________________________________________
                                    Name: ______________________________________
                                    Title: _____________________________________

                                    TRITON CSA INTERNATIONAL B.V.

                                    By: ________________________________________
                                    Name: ______________________________________
                                    Title: _____________________________________